Execution

December 2, 2022

Agreement

for the sale and purchase of the issued shares of
Eagle Technical Products Limited

Longworth Limited and
Lakeland Global Safety, Ltd

LLM

Lockett Loveday McMahon
4 Oxford Court
Manchester
M2 3WQ
Tel: 0161 237 3627

CONTENTS

DATED: December 2, 2022

PARTIES

(1) **LONGWORTH LIMITED** (NO. 00336890) whose registered office is at Leltex House, Longley Lane, Manchester M22 4SY ("**Seller**")

(2) **LAKELAND GLOBAL SAFETY, LTD** Units 9-10 Jetpark, Jetpark Way, 244 Main Road, Newport, East Yorkshire, United Kingdom, HU15 2JU ("**Buyer**").

BACKGROUND

The Seller have agreed to sell and the Buyer has agreed to buy all of the shares of the Company on the terms and subject to the conditions of this Agreement.

AGREED TERMS

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words shall have the following meanings:

Accounts — the accounts of the unaudited amounts of the Company as at the Accounts Date and the related notes to the accounts as required by law and applicable accounting standards, as prepared under section 394, section 398 or section 399 (as applicable) CA 2006 (copies of which are included in the Disclosure Documents).

Accounts Date — April 30, 2022

Affiliate — in relation to a Party that is a corporate entity, any subsidiary or holding company of that party and any subsidiary of such holding company.

Bank Debt — the aggregate amount of Indebtedness owed by the Company to financial institutions at the Transfer Time.

Business Day — a day which is not a Saturday or Sunday or a bank or national holiday in England.

Buyer Group — the Buyer and, from time to time, any subsidiary of the Buyer and any holding company of the Buyer, and any subsidiary of a holding company of the Buyer (each such company being a **Buyer Group Company**, together the **Buyer Group Companies**).

Buyer's Solicitors — Maynard Cooper & Gale P.C.

CA 2006 — the Companies Act 2006.

Cash — in respect of the Company, the aggregate amount at the Transfer Time of:

(a) all cash in hand;

(b) cash credited to any of its accounts with a financial institution;

(c) and cash that is held as a deposit by a third party in respect of some (or all) of the Premises (valued in accordance with the policies set out in Part 2 of Schedule 3); and

(d) cash in transit at Completion receivable by the Company and cheques received and paid into any bank account of the Company on or before Completion; and in each case which clear after Completion.

Less

(e) cash in transit as at the Transfer Time paid by the Company and cheques issued on or before the Effective Time by the Company which are to be cleared through the bank accounts of the Company after the Effective Time.

Claim	any claim for a breach of this Agreement by the Seller.
Company	Eagle Technical Products Limited, a company incorporated and registered in England and Wales with company number 04385015, details of which are set out in Schedule 2.
Completion	completion of the sale and purchase of the Sale Shares by the Parties performing their obligations under Clause 4.2.
Completion Balance Sheet	balance sheet for the Company as at the Transfer Time to be prepared by the Buyer and agreed with the Seller or determined in accordance with Part 1 of Schedule 3 in the format set out in Part 3 of Schedule 3.
Completion Date	the date of this Agreement.
Completion Payment	the amount determined in accordance with Schedule 4
Completion Statement	the statement of the financial position of the Company to be prepared by the Seller and agreed with the Buyer or determined in accordance with Schedule 3 in the format set out in Part 3 of Schedule 3.
Confidential Information	all information, know-how and trade secrets, whether provided in documentary, electronic, oral or any other form, concerning the business, financial affairs or customers, clients and/or suppliers of the Company (including future plans and targets of the Company) which is not in the public domain.
Connected Person	a person connected (within the meaning of ss 1122 and 1123 CTA 2010) with the Seller.

Control in relation to any person:

(a) the right to receive (directly or indirectly) through ownership of shares, partnership interests or other rights more than 50% of the profits of that person available from time to time for distribution or more than 50% of the assets available for distribution on a winding up or other form of dissolution of that person;

(b) the ability (directly or indirectly) to cast or direct the casting of more than 50% of the votes exercisable at meetings of the shareholders, partners or other governing body of such person on all, or substantially all, matters;

(c) the right (directly or indirectly) to appoint or remove directors or managers of such person holding a majority of the voting rights at meetings of the directors or managers on all, or substantially all, matters;

(d) the power (directly or indirectly) generally to direct the management and policy of that person and secure how the affairs of that person are conducted by virtue of an agreement or constitutional document relating to that person or on other grounds; and/or

(e) the entitlement to acquire any of the rights or powers in paragraphs (a), (b), (c) or (d) above,

(f) and the expressions **Controlling** and **Controlled** shall be construed accordingly.

CTA 2010 has the meaning given in Schedule 8.

Data Room the online Data Room of documents disclosed by the Seller to the Buyer

Debt the following amounts, together with any accrued interest:

(a) overdrafts, any moneys borrowed and any other liabilities of a funding nature, including the Bank Debt and any liabilities associated with any receivables finance agreement, copies of which have been made available to Buyer;

(b) receivables sold or discounted (other than any receivables sold on a non-recourse basis);

(c) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP be treated as a finance or capital lease;

(d) any break fees, prepayment fees or other amounts, interest, costs, expenses or penalties relating to the termination or repayment of any of the items referred to in paragraphs (a) to (j);

(e) any bonuses accrued to employees for the period prior to Completion in respect of the transaction contemplated in this Agreement;

(f) any bonuses payable to staff in respect of their termination of employment on or prior to Completion;

(g) any Liability for Tax in respect of Corporation Tax accrued or attributable to the period prior to Completion;

(h) any other Indebtedness of the Company not specifically referred to in paragraphs (a) to (g).

Disclosed	those matters contained in the Disclosure Letter in such a manner and in such detail so as to enable the Buyer to make an informed and accurate assessment of the matter concerned and its impact (including the likely cost, liability or financial effect) on the Company and the business carried on by the Company.
Disclosure Documents	the Disclosure Letter and the documents stored on the USB flash drive(s) being the documents contained in the Data Room, in agreed form, attached to the Disclosure Letter (an index of which, in agreed form, is attached to the Disclosure Letter).
Disclosure Letter	the letter dated the date of this Agreement from the Seller to the Buyer and delivered to the Buyer and/or the Buyer's Solicitors prior to exchange of this Agreement, disclosing certain matters in relation to the Warranties.
Earn Out Payments	the Earn Out payments (if any) calculated in accordance with Schedule 6.
Employment Agreement	an employment agreement in agreed terms between the Company and Kevin Rae.
Escrow Amount	an amount of cash initially equal to £450,000, which will be funded by Buyer within ten (10) Business Days of the Completion Date and held in a segregated account by Buyer at HSBC Plc and used to provide funding to the Buyer or Buyer Indemnitees for Liabilities to which such Buyer Indemnitees are entitled to be indemnified or otherwise compensated for, by Seller, pursuant to this agreement.
Escrow Release Date	As defined in section 5.6
Final Adjustment Payment	has the meaning given in Clause 5.2.
Final Escrow Amount	The Escrow Amount at the Escrow Release Date.
GAAP	all generally accepted accounting principles in the United Kingdom.
General Warranties	the warranties given by the Seller pursuant to Clause 6.2 and set out in Part 2 of Schedule 7 and **General Warranty** shall mean any one of them.
General Warranty Claim	a claim for breach of a General Warranty.
Guarantee	any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off (each a **Relevant Guarantee**) given or undertaken by a person to secure or support the obligations of any third party and whether given or undertaken

directly or by way of counter-indemnity to any third party who has provided a Relevant Guarantee.

Indebtedness all loans or other financing liabilities or obligations, together with accrued interest, including (without double counting):

(a) overdrafts, any moneys borrowed and any other liabilities of a funding nature;

(b) any amount raised by way of acceptance under any acceptance credit facility;

(c) receivables sold or discounted (other than any receivables sold on a non-recourse basis);

(d) liabilities under sale and leaseback arrangements;

(e) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP be treated as a finance or capital lease;

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(h) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j) any deferred or contingent consideration in relation to any acquisition of any business, asset or undertaking (for the avoidance of doubt not including the Retention);

(k) any break fees, prepayment fees or other amounts, interest, costs, expenses or penalties relating to the termination or repayment of any of the items referred to in paragraphs (a) to (j);

(l) any funding deficit in relation to pensions;

(m) any expenses accrued to third parties for the period prior to Completion in respect of the transaction contemplated in this agreement

(n) any customer deposits

(o) the amount of any liability in respect of any guarantee or indemnity in respect of any of the items referred to in paragraphs (a) to (n)

	but excluding trading debt or liabilities arising in the ordinary course of business.
Intellectual Property Rights	patents, rights to inventions, copyright and related rights, trademarks and service marks, trade names and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world (each an **Intellectual Property Right**).
Law	all forms of law, whether civil, criminal or administrative, including all legislation (primary and secondary), statutes and subordinate legislation, regulations, orders and ordinances, codes of practice, circulars, guidance notes and the like, local laws and judgments, notices, orders, directions, instructions or awards, instruments, by-laws and other measures or decisions having the force of law, conventions and other agreements between states, or between states and any supranational bodies, rules of common law, customary law and equity and all civil and other codes, judgments and decisions having force of law and all other laws of, or having effect in, any jurisdiction from time to time.
Liabilities	in relation to any matter, all liabilities for the matter in question, including all actions, proceedings, damages, losses, liabilities, costs (including legal costs), charges, expenses, interest, actions, proceedings, claims, penalties, fines and demands actually incurred or suffered by, or bought or made against, a Party as applicable in respect of that matter and **Liability** shall be construed accordingly.
Management Accounts	the unaudited management accounts of the Company for the period commencing on the date immediately following the Accounts Date and ended on the Completion Date (a copy of which is included in the Disclosure Documents).
Nominated Account	the Seller's Solicitors' client account numbered * * * at National Westminster Bank Plc, sort code * * *
NSIA	the National Security Investment Act 2021.
Party	a party to this Agreement, being the Seller and the Buyer.
Previous Accounts	the accounts equivalent to the Accounts in respect of the accounting period immediately preceding the accounting period ended on the Accounts Date.
Price	the aggregate of:

(a) £9,000,000 (being the agreed enterprise value); plus

(b) the aggregate of the Cash; minus

(c) the Debt; plus

(d) the Working Capital Adjustment (this amount may be a positive or negative value), plus

(e) the Earn Out Payments, less

(f) the Escrow Amount, plus

(g) the Final Escrow Amount

in respect of the Company.

Quasi-security an arrangement or transaction under which a Group Company will:

(a) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or acquired or re-acquired by the Company;

(b) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d) enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of an asset.

Questionnaire the National Security and Investment Act 2021: notifiable acquisition screening questionnaire completed by the Company on behalf of the Seller and returned to the Buyer and its advisers on the 17th day of November, 2022.

Regulator a regulatory, administrative, supervisory, government, governmental, supranational, European or international agency, body or authority with national, supranational or international jurisdiction over particular activities or conduct and power to:

(a) enforce particular Law, rules or codes of conduct;

(b) take enforcement action including issuing penalties, legal proceedings (criminal or civil) and statutory notices;

(c) conduct investigations, raids, audits or searches including in relation to suspected breaches of particular laws, legislation, codes of conduct, approved codes of practice or industry standards;

(d) issue and/or enforce rules, guidance, codes of conduct, approved codes of practice or industry standards; and/or

(e) grant, suspend, amend or revoke a permission, certification, licence, registration, consent or authorisation required for a particular site, business undertaking, premises, activity, event or purpose.

Regulatory Requirements	such codes of conduct, approved codes of practice and industry standards as shall be issued by a Regulator having authority over a Company's business or activities, or part thereof, to the extent that they shall be applicable to the Company's business or activities.
Sale Shares	the entire issued share capital of the Company comprising 500, Ordinary Shares of £1.00.
Seller's Solicitors	Lockett Loveday McMahon Solicitors.
Tax	has the meaning given in Schedule 8.
Tax Authority	has the meaning given in Schedule 8.
Tax Claim	a Tax Warranty Claim or a Tax Covenant Claim.
Tax Covenant	the covenant set out in paragraph 3.1 of Part 3 of Schedule 8.
Tax Covenant Claim	a claim under the Tax Covenant.
Tax Warranties	the representations and warranties given by the Seller pursuant to Clause 6.3 and set out in Part 2 of Schedule 8 and **Tax Warranty** shall mean any one of them.
Tax Warranty Claim	a claim for breach of a Tax Warranty.
Title and Capacity Warranties	the representations and warranties given by the Seller pursuant to Clause 6.1 and set out in Part 1 of Schedule 7 and **Title and Capacity Warranty** shall mean any one of them.
Title and Capacity Warranty Claim	a claim for breach of a Title and Capacity Warranty.
Transaction	the transactions contemplated by this Agreement or any part of those transactions.
Transaction Documents	this Agreement and any other agreement or document entered into between (i) the Buyer and (ii) the Seller on or about the date of this Agreement in connection with the Transaction, including any document in agreed form or which is annexed to or expressly incorporated in this Agreement (each a **Transaction Document**)
Transition Services Agreement	Transition Services agreement between Seller and Company, effective as of the Completion Date setting forth the services to be provided by Seller, at a charge, to Buyer and Company.
Transfer Time	11:59pm on the Completion Date.
VAT	has the meaning given in Schedule 8.

Warranties	the Title and Capacity Warranties, the General Warranties and the Tax Warranties and **Warranty** shall mean any one of them.
Warranty Claim	a claim for breach of a Warranty.
Working Capital	the total current assets of the Company (excluding any item included in the Cash) less the total current liabilities of the Company (excluding any item included Debt), as at the Transfer Time as set out in the Completion Statement.
Working Capital Adjustment	the difference between the Working Capital and the Working Capital Target, provided that: (a) if the Working Capital exceeds the Working Capital Target, such amount shall be expressed as a positive value; and (b) if the Working Capital is less than the Working Capital Target, such amount shall be expressed as a negative value.
Working Capital Target	£496,000.

1.2 In this Agreement, unless the context otherwise requires:

1.2.1 a reference to a document **in agreed form** is to a document in the form agreed by the Seller (or the Seller on its behalf) and the Buyer, or by the Seller's Solicitors and the Buyer's Solicitors on behalf of the Parties, and either initialled or otherwise confirmed for the purposes of identification in some other way;

1.2.2 references to a clause or Schedule are to a clause of, or schedule to, this Agreement, references to this Agreement include its schedules and references in a Schedule to a paragraph are to a paragraph of that Schedule;

1.2.3 references to this Agreement or any other agreement or document referred to in this Agreement are to this Agreement or such other agreement or document as amended, assigned or novated (in each case, other than in breach of the provisions of this Agreement) from time to time;

1.2.4 the Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement;

1.2.5 words denoting the singular include the plural and vice versa;

1.2.6 words denoting any gender include every gender;

1.2.7 a reference to a **person** includes a natural person, company, limited liability partnership, partnership or other unincorporated body (whether or not having separate legal personality);

1.2.8 a reference to a **company** includes any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.9 a reference to a **holding company** or a **subsidiary** means a holding company or a subsidiary (as the case may be) as defined in section 1159 CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a) another person (or that other person's nominee) by way of security or in connection with the taking of security; or

(b) its nominee;

1.2.10 the table of contents and headings do not affect its interpretation;

1.2.11 **writing** or **written** does not include fax or any other form of electronic communication;

1.2.12 the terms **including**, **include**, **in particular** or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.13 a reference to a Party includes that Party's successors in title, permitted assignees, estates and legal personal representatives;

1.2.14 other than in relation to any of the Warranties, a reference to a statutory provision is a reference to that provision as amended, consolidated, extended or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under it;

1.2.15 a reference to any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term;

1.2.16 where any Warranty or other statement is qualified by a reference (howsoever expressed) to the awareness, knowledge, information or belief of the Seller, the Seller shall be deemed to have made all reasonable enquiries into the subject matter of the Warranty or statement including making reasonable enquiry of each of Kevin Rae and Vince O'Brien;

1.2.17 references to a time shall mean London time unless otherwise stated.

2. SALE AND PURCHASE

2.1 The Seller will sell the Sale Shares with full title guarantee and free from all Encumbrances and the Buyer will buy all such Sale Shares.

2.2 The Sale Shares will be sold with all rights attaching or accruing to them on and from the date of this Agreement (including the right to receive all dividends or distributions declared or payable in respect of them on or after the date of this Agreement).

2.3 The Buyer shall not be obliged to buy any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3. PRICE

3.1 The consideration payable for the Shares shall be the Completion Payment which will be paid in accordance with Clause 4.2.2, subject to adjustment in accordance with Clause 5 and further adjustment (i) if Earn Out Payments become due to Seller under Section 5.5 or (ii) from any Escrow Amount paid to Seller.

3.2 Payments made by the Seller to the Buyer (as damages for breach of a Warranty, under the Tax Covenant or otherwise) will be treated as a reduction to that part of the Price payable for the Sale Shares to such Seller and for the purposes of Tax only.

4. COMPLETION

4.1 Completion will take place at the offices of the Seller's Solicitors (or at any other place agreed between the Seller and the Buyer) immediately following execution and exchange of this Agreement.

4.2 At Completion:

4.2.1 the Seller will:

(a) deliver to the Buyer the items listed in Paragraph 1 of Schedule 5; and

(b) procure the holding of a board meeting of the Company at which, amongst other things, the matters set out in Paragraph 2 of Schedule 5 will be approved or carried out; and

4.2.2 subject to the Seller complying with its obligations under Clauses 4.2.1, the Buyer will:

(a) pay the Completion Payment into the Nominated Account by electronic funds transfer on account of the Price; and

(b) deliver to the Seller's Solicitors the items listed in Paragraph 3 of Schedule 5.

4.3 Notwithstanding Completion:

4.3.1 each provision of this Agreement (and any other Transaction Document) not performed at or before Completion but which remains capable of performance;

4.3.2 the Warranties; and

4.3.3 all covenants and other undertakings contained in or entered into pursuant to this Agreement (and any other Transaction Document),

shall remain in full force and effect and (except as otherwise expressly provided) without limit in time.

4.4 The Seller's Solicitors are authorised to receive on behalf of the Seller all payments made by the Buyer to the Nominated Account and receipt into the Nominated Account will be good discharge of the Buyer's obligation to pay such sums.

5. COMPLETION STATEMENT, EARN OUT PAYMENT AND FINAL ESCROW AMOUNT

5.1 Following Completion, the Completion Balance Sheet and the Completion Statement will be prepared and agreed or determined in accordance with Schedule 3.

5.2 Within 10 Business Days of agreement or determination of the Completion Balance Sheet and the Completion Statement in accordance with Schedule 3:

5.2.1 if the Price, less the Escrow Amount, is less than the Completion Payment, the Seller will repay to the Buyer an amount equal to that shortfall;

5.2.2 if the Price, less the Escrow Amount, exceeds the Completion Payment, the Buyer will repay to the Seller an amount equal to that excess

(each a **Final Adjustment Payment**) or if the Price is equal to the Completion Payment, no further payment shall be required.

5.3 The Final Adjustment Amount will be paid no later than five Business Days after the date on which the Completion Balance Sheet and the Completion Statement are finally agreed or determined in accordance with Schedule 3 in immediately available funds credited for same day value:

5.3.1 if owed by the Seller to the Buyer, to the account notified by the Buyer by e-mail to the Seller; or

5.3.2 if owed by the Buyer to the Seller to the Nominated Account, and receipt of such payment will be an effective discharge of the relevant payment obligation and the payer will not be answerable for its loss or misapplication.

5.4 The Final Adjustment Amount will accrue interest calculated on a daily basis for the period from but excluding the Completion Date to and including the date of payment at the rate per annum of 5% above the base rate from time to time of HSBC Bank plc.

5.5 The Earn Out Payments (if any) shall be calculated in accordance with Schedule 7 and shall be paid within five Business Days of the payments to be agreed or determined.

5.6 On the first Business day following the one year anniversary of the Completion Date (the "**Escrow Release Date**"), if there is no outstanding claim for indemnification by Buyer under this agreement, the Final Escrow Amount shall be paid to Seller in immediately available funds, to the Nominated Account and receipt of such payment will be an effective discharge of the relevant payment obligation and the payer will not be answerable for its loss or misapplication. If on the Release Date there is an outstanding claim for indemnification or breach of contract against Seller, related to this Agreement, then the Release Date shall be postponed until such action is definitively concluded.

6. WARRANTIES

6.1 The Seller warrants to the Buyer that each and every Title and Capacity Warranty is, as at the Completion Date, true, correct and accurate.

6.2 The Seller warrants to the Buyer except as Disclosed in the Disclosure Letter that each and every General Warranty is, as at the Completion Date, true, correct and accurate.

6.3 The Seller warrants to the Buyer except as Disclosed in the Disclosure Letter that each and every Tax Warranty is, as at the Completion Date, true, correct and accurate.

6.4 The Seller warrants to the Buyer that the Company is not, nor has been, involved in any activities or operations that may raise national security concerns or give risk to a risk to national security in the UK.

6.5 The Seller warrants to the Buyer, to its knowledge the Company is not, nor has been, involved in any activities or operations in close proximity to a sensitive site (such as a critical national infrastructure site or government building).

6.6 The Seller warrants to the Buyer that no transaction involving the Company has taken place on or after 12 November 2020 which constitutes a trigger event within the meaning of section 5 of the NSIA.

6.7 The Seller warrants to the Buyer that the information provided in the Questionnaire and the other confirmations provided to the Buyer and its advisers in response to the enquiries raised is true and accurate.

6.8 The Seller acknowledges that the Buyer is relying upon each of the Warranties in entering into this Agreement.

6.9 Each Warranty is separate and independent so that the Buyer will have a separate Claim for every breach of each Warranty.

6.10 The liability of the Sellers under this Agreement is regulated by and subject to the provisions of Schedule 9.

6.11 The Buyer warrants to the Seller:

6.11.1 the Buyer has full (corporate) power and authority to enter into this Agreement and to perform fully the obligations to be performed by it under this Agreement;

6.11.2 this Agreement is valid and binding upon the Buyer and enforceable in accordance with its terms;

6.11.3 the execution and delivery of this Agreement by the Buyer will not, and the consummation of the transaction contemplated by this Agreement and the compliance by the Buyer with the provisions of this Agreement will not, result in a breach of or constitute a default under any decree, order, rule of any Governmental authority which is binding on the Buyer;

6.11.4 other than as referred to in this Agreement, no consent or approval by, notice to or registration with any Governmental or other authority is required on the part of the Buyer in connection with the execution of this Agreement or the consummation of the transactions as contemplated under this Agreement.

7. RESTRICTIVE COVENANTS

7.1 In this Clause 7:

Business means the business of the manufacture of technical fire resistant apparel as at the date of this Agreement;

Relevant Period means twelve months prior to the Completion Date.

7.2 To protect the goodwill, connections and know-how of the Company and the value of the Sale Shares, the Seller undertakes to the Buyer and the Company that, except with the written consent of the Buyer, it will not, directly or indirectly:

7.2.1 at any time during the period of three years commencing on the Completion Date, whether on the Seller's own behalf or with or on behalf of any other person:

(a) carry on or be engaged, concerned or interested, whether as a shareholder, partner, director, consultant, agent or otherwise, or in any way assist in the conduct of any business which is or may in any way compete with all or any part of the Business as conducted at the time of Completion;

(b) canvass, solicit or approach or cause to be canvassed, solicited or approached or endeavour to entice away from the Company any person who is at the Completion Date, or was during the Relevant Period, a client or customer of the Company, with a view to offering them goods or services that in any way compete with all or any part of the Business;

(c) in competition with the Business or any part of it, deal with or accept or facilitate the acceptance of the custom or business of any person who is, or shall during the Relevant Period have been, a client or customer of the Company;

(d) in competition with the Business or any part of it, deal with or accept or facilitate the acceptance of the custom or business of any person who is, or shall during the Relevant Period have been, in discussions with the Company with a view to becoming a client or customer of the Company;

(e) have any business dealings with, or solicit, entice or attempt to entice away, any person who is at the Completion Date, or has during the Relevant Period been, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company; or

(f) solicit or entice or endeavour to solicit or entice away from the Company or offer employment to or offer to conclude any contract of services with or procure or facilitate the making of such an offer to any person engaged or employed in an executive, managerial, sales, technical or other senior position at, or during the period of six months immediately prior to, the Completion Date provided that the Seller shall be entitled to offer employment in a business (other than a business operated in contravention of Clause 7.2.1(a) above) to a person who responds to a general job advertisement (and not a job advertisement which is specifically aimed at a person or which is specifically sent to a person);

7.2.2 at any time use, register or attempt to register, or allow any third party to use, register or attempt to register:

(a) any trade or service mark, business or domain name, design or logo (whether registered or not) which was used by the Company during the Relevant Period (**Relevant Mark**); or

(b) any trade or service mark, business or domain name, design or logo which is, in the reasonable opinion of the Buyer, capable of confusion with any Relevant Mark;

7.2.3 at any time after the Completion Date, do or say anything which may be harmful to the reputation of the Company; or

7.2.4 at any time after the Completion Date, represent itself or herself (or permit itself to be represented) as:

(a) connected in any capacity with the Company (save in the normal course of employment or engagement by the Company to the extent that such employment or engagement continues after Completion); or

(b) interested in any way in the Sale Shares (or any of them).

7.3 The restrictions in Clause 7.2.1(a) do not prohibit the Seller from each holding for investment purposes only up to 3% of the shares of any company that is listed or dealt in on a recognised investment exchange (as defined by section 285(1)(a) of the Financial Services and Markets Act 2000) at any time.

7.4 Each of the covenants in Clause 7.2 are separate and if one or more of these covenants is held to be void or unenforceable, the validity of the remaining covenants is unaffected.

8. CONFIDENTIALITY AND ANNOUNCEMENTS

8.1 The Seller undertakes to the Buyer and the Company that the Seller shall:

8.1.1 keep confidential and not disclose to any third party, except as expressly permitted by Clause 8.3:

(a) the negotiations relating to this Agreement;

(b) the existence or terms of this Agreement and/or any of the other Transaction Documents;

(c) the Confidential Information; and

(d) all and any confidential information, know-how and trade secrets in that Seller's knowledge or possession concerning the business, affairs, customers, clients or suppliers of any Buyer Group Company.

8.1.2 not make use of any Confidential Information.

8.2 Subject to Clauses 8.3 and 8.4, the Seller shall not make, or permit any person to make, any public announcement, communication or issue any circular concerning this Agreement, the other Transaction Documents or any transactions effected by them except in the terms of a press release in agreed form provided that if a press release is agreed, the Seller shall delay any permitted announcement, communication or circular so that it shall not be made before the expiry of five Business Days after Completion unless the Buyer shall have confirmed in writing that the Seller may do so within that period.

8.3 In respect of information referred to in any of Clauses 8.1.1(a), 8.1.1(b) or 8.1.1(c) and the making of any announcement or other form of communication referred to in Clause 8.2, the obligations of the Seller in Clauses 8.1 and 8.2 do not apply:

8.3.1 to the disclosure of such information by the Seller with the prior written consent of the Buyer;

8.3.2 to the disclosure of such information by the Seller or the making of such announcement or communication by the Seller as required by Law;

8.3.3 if and to the extent that the disclosure of such information by the Seller or the making of such announcement or communication by the Seller is required by any regulatory, governmental or similar body, including any Tax Authority or securities exchange;

8.3.4 to the disclosure of such information by the Seller to professional advisers for the purpose of advising that Seller on exercising or performing that Seller's rights or obligations under this Agreement or another Transaction Document; or

8.3.5 to information which is in the public domain other than as a result of a breach of Clause 8.1 (or any other confidentiality obligation) or Clause 8.2,

provided that any disclosures of information by the Seller and/or the making of any announcements or communications by the Seller pursuant to Clause 8.3.2 and/or Clause 8.3.3 shall, so far as practicable, be made after consultation with the Buyer in advance and after taking into account the Buyer's reasonable requests as to the timing, content and manner of disclosure, of the information, or as to the timing and content of the announcement or communication.

8.4 The Buyer may at any time after Completion announce its acquisition of the Sale Shares to any person employed by the Company or a Buyer Group Company.

9. SELLER'S COVENANTS AND UNDERTAKINGS

9.1 The Seller hereby declares that, for so long as the Seller remains the registered holder of any of the Sale Shares after Completion, the Seller will:

9.1.1 hold such Sale Shares and any dividends or other distributions of profits or surplus or other assets in respect thereof, and all rights arising out of or in connection with such Sale Shares, on trust for the Buyer; and

9.1.2 at all times thereafter deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Buyer may direct.

9.2 The Seller by the Seller's execution of this Agreement appoints the Buyer to be the Seller's attorney from and after Completion, granting to the Buyer full power on that Seller's behalf to exercise all voting and other related rights attaching to the Sale Shares sold by that Seller, including power:

9.2.1 to execute a form of proxy in favour of such person or persons as the Buyer may think fit to attend and vote as that Seller's proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Sale Shares;

9.2.2 to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

9.2.3 to signify agreement to any written resolution of the members of the Company or separate class of members of the Company in respect of such Sale Shares; and

9.2.4 to settle the terms of such resolutions as are required, and generally to procure that the Buyer or its nominees are duly registered as the holders of all the Sale Shares.

in each case in such manner as the Buyer may decide.

10. TAX

10.1 The provisions of Schedule 8 apply.

10.2 Tax Covenant Claims are subject to the provisions of Schedule 9 but only to the extent set out in that Schedule 9

11. COSTS AND EXPENSES

11.1 All stamp, transfer and registration taxes payable in connection with the sale of the Sale Shares shall be payable by the Buyer.

11.2 Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents.

11.3 The Company will not bear any professional costs incurred in connection with the Transaction, this Agreement or any of the other Transaction Documents, save to the extent that the Buyer shall otherwise agree in writing, and to the extent any such costs have been incurred by or on behalf of the Seller, the Seller shall jointly and severally indemnify the Company, or as the Buyer directs, on demand for the amount so incurred by it.

12. ENTIRE AGREEMENT

12.1 This Agreement (together with the other Transaction Documents) constitutes the entire agreement between the Parties and all previous heads of agreement, agreements, arrangements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement are cancelled).

12.2 Each Party agrees that it does not rely on and will have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or the other Transaction Documents.

12.3 Nothing in this Clause 12 shall operate to limit or exclude any liability for fraud.

13. COUNTERPARTS

13.1 This Agreement may be executed in any number of counterparts by the Parties, each of which when executed and delivered will constitute an original, but all of which together will constitute one and the same agreement.

13.2 No counterpart will be effective until each Party has executed and delivered one or more counterparts.

14. NOTICES

14.1 Any notice required to be given under this Agreement:

14.1.1 shall be in writing and in English;

14.1.2 shall be sent to the relevant Party (including as the Seller) for the attention of the contact and to the address specified in Clause 14.2 or Schedule 1, as the case may be, or to such other contact or address as that Party (including as the Seller) may notify in accordance with Clause 14.3;

14.1.3 shall be:

(a) delivered personally by hand;

(b) delivered by a reputable international overnight courier;

(c) sent by pre-paid first class post, recorded delivery or special delivery; or

(d) sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent).

14.2 The addresses and contacts for service of notices on the Buyer and each of the Seller (including the relevant Seller as the Seller) are:

14.2.1 Buyer

(a) Lakeland Industries Inc, 1525 Perimeter Parkway, Suite 325, Huntsville, AL 35806, USA

(b) for the attention of: Allen Dillard

14.2.2 Seller

(a) address: as set out in Schedule 1

(b) for the attention of: Vince O'Brien

14.3 A Party may change its details for service of notices as specified in Clause 14.2 or Schedule 1 by giving notice. Any change notified pursuant to this Clause shall take effect at 9.00 am on the later of:

14.3.1 the date, if any, specified in the notice as the effective date for the change; and

14.3.2 the date five Business Days after deemed receipt of the notice of change.

14.4 Any notice shall be deemed to have been duly received:

14.4.1 if delivered personally by hand, when left at the address and for the contact pursuant to Clause 14.2;

14.4.2 if sent by pre-paid first class post, recorded delivery or special delivery, at 9.00 am on the second Business Day after posting (as evidenced by proof of postage issued to the sender);

14.4.3 if sent within the UK by a reputable international overnight courier, at 9.00 am on the second Business Day after despatch (as evidenced by the receipt issued to the sender by the courier); or

14.4.4 if sent outside or from outside the UK by airmail or by a reputable international overnight courier, at 9.00 am local time on the fifth Business Day after posting or despatch (as evidenced by proof of postage issued to the sender or by the receipt issued to the sender by the courier),

provided that if deemed time of receipt would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this Clause, **Usual Business Hours** means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice.

14.5 The provisions of this Clause 14 shall not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.6 A notice given under or in connection with this Agreement is not valid if sent by fax or e-mail.

15. SEVERABILITY

Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement is or becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law in any jurisdiction, but would be valid, legal and enforceable if the provision were modified, that provision will apply with whatever modification is necessary to make it valid, legal and enforceable. If such modification is not possible, it will to that extent be severed from the remainder of this Agreement and in either case neither the validity, legality or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will be affected.

16. RIGHTS OF THE PARTIES

16.1 The rights and remedies of each Party under this Agreement are cumulative and additional to any other rights or remedies provided by law or otherwise available to such Party.

16.2 The Parties agree that damages may not be an adequate remedy for any breach of this Agreement (including Clauses 7 and 8) and accordingly each Party accepts that the others should be entitled, without proof of special damage, to the remedies of injunction, specific performance and/or other equitable relief.

17. RIGHTS OF THIRD PARTIES

17.1 No third party (as defined in the Contracts (Rights of Third Parties) Act 1999) except for any permitted successor or assignee of any Party, has any rights under that Act to enforce any term of this Agreement.

17.2 The rights of any Party to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any third party.

18. ASSIGNMENT

18.1 No Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with, any or all of its rights and obligations under this Agreement.

19. LANGUAGE

This Agreement is drafted in the English language. If this Agreement is translated into any language other than English, the English language version will prevail.

20. WAIVER

20.1 A waiver by a Party of any right or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the future exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

20.2 Any waiver by the Buyer of any right or remedy it may have against a Seller will not constitute a waiver of any other right or remedy provided under this Agreement against any other Seller.

21. VARIATION

No variation of this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of the Buyer and the Seller.

22. FURTHER ASSURANCE

The Seller shall at that Seller's own expense (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

23. GOVERNING LAW AND JURISDICTION

23.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

23.2 The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been executed as a deed and is delivered and takes effect on the date stated above.

SCHEDULE 1
SELLER'S DETAILS, SHAREHOLDINGS AND SHARE OF PRICE

Seller	Address	No. and class of Sale Shares held	% of Company's issued share capital	Relevant Proportion (%)
Longworth Limited	Leltex House, Longley Lane, Manchester M22 4SY	500 Ordinary Shares of £1.00	100%	100%

SCHEDULE 2
THE COMPANY

Date of incorporation:	11 March 2002
Place of incorporation:	England and Wales
Registered number:	04385015
Registered office:	Leltex House, Longley Lane, Manchester M22 4SY
Issued shares:	500
Classes of shares:	Ordinary
Shareholder:	Longworth Limited
Accounting reference date:	30 April
Directors:	Kevin Rae, Vincent O'Brien, William Rae
Auditors:	Moss & Williamson Limited
Outstanding charges:	Royal Bank of Scotland plc
	20th August 2007
	Debenture

SCHEDULE 3
COMPLETION BALANCE SHEET AND COMPLETION STATEMENT

Part 1
Preparation

1. **DEFINITIONS**

The following words, expressions and abbreviations shall have the following meanings in this Schedule 3.

Completion Balance Sheet/ Statement Policies	the specific accounting principles, policies, procedures, practices and estimation techniques set out Schedule 3.
Draft Completion Balance Sheet	a draft of the Buyer's calculation of the Completion Balance Sheet prepared in accordance with Paragraph 2 using the format set out in Part 3 of this Schedule 3.
Draft Completion Statement	a draft of the Buyer's calculation of the Completion Statement prepared in accordance with Paragraph 2 using the format set out in this Schedule 3.
Independent Accountant	an independent firm of chartered accountants of international standing agreed between the Buyer and the Seller within five Business Days of either the Seller notifying the Buyer or the Buyer notifying the Seller under Paragraph 2.6.2 of their wish to refer the matters or items in dispute or, failing such agreement, an independent firm of chartered accountants to be nominated on application by either the Seller or the Buyer by the President for the time being of the Institute of Chartered Accountants of England and Wales.

2. **COMPLETION BALANCE SHEET AND STATEMENT SETTLEMENT PROCESS**

2.1 This Part 1 sets out the basis of preparation of the Completion Balance Sheet and the Completion Statement and is also to be applied when preparing the Draft Completion Balance Sheet and Draft Completion Statement.

2.2 As soon as practicable, and in any event no later than 30 Business Days after the Completion Date, the Seller will prepare in accordance with Paragraph 4 and deliver to the Buyer for review a Draft Completion Balance Sheet and Draft Completion Statement (the **Draft Documents**), together with all relevant working papers used in their preparation.

2.3 No later than 20 Business Days starting on the first Business Day after delivery of the Draft Documents in accordance with Paragraph 2.2, the Buyer will deliver to the Seller a notice in writing (a **Completion Notice**) stating whether or not the Draft Documents are agreed. In the case of a disagreement, the Completion Notice will set out in reasonable detail each matter or item in dispute and any adjustments which the Buyer considers should be made to the Draft Documents to resolve the disputed matters or items. Except for matters or items set out in the Completion Notice, the Buyer will be deemed to have agreed the Draft Documents in full.

2.4 If the Completion Notice states that the Draft Documents are agreed, or if the Buyer fails to serve a valid Completion Notice in accordance with Paragraph 2.3, the Draft Completion Balance Sheet and the Draft Completion Statement in the form delivered to the Buyer under

Paragraph 2.2 will constitute the Completion Balance Sheet and the Completion Statement for the purpose of this Agreement.

2.5 If the Buyer serves a Completion Notice stating that it does not agree with the Draft Documents, the Buyer and the Seller will use all reasonable endeavours to resolve the disputed matters or items and agree the adjustments required to the Draft Documents within 10 Business Days starting on the first Business Day after the Seller receives the Completion Notice. If the Seller and the Buyer resolve the matters raised in the Completion Notice within such period, the Draft Completion Balance Sheet and the Draft Completion Statement, in the form resolved between the Seller and the Buyer) will constitute the Completion Balance Sheet and the Draft Completion Statement for the purpose of this Agreement.

2.6 If any disputed matters or items set out in the Completion Notice are not resolved and the Draft Documents are not agreed within the period referred to in Paragraph 2.5, then:

2.6.1 the Seller or the Buyer, as the case may be, will pay the portion of the Final Adjustment Amount in respect of which no dispute is noted in the Completion Notice not later than 10 Business Days following the delivery of the Completion Notice; and

2.6.2 either the Seller or the Buyer may, by notice in writing delivered to the other, elect to refer those matters or items in dispute to an Independent Accountant for determination in accordance with Paragraph 3.

2.7 The Seller and the Buyer will co-operate with each other and the Independent Accountant and will comply with all reasonable requests from the Buyer or the Seller, as the case may be, or the Independent Accountant in connection with carrying out their duties or performing their obligations under this Schedule 3. The Seller and the Buyer will, subject to reasonable notice, provide the Buyer or the Seller, as the case may be, their respective accountants and the Independent Accountant with access to:

2.7.1 the books, records, working papers and other information within their possession or control which may be required to prepare the Draft Documents and settle any disputed matters or items; and

2.7.2 the individuals responsible for preparing the Draft Documents (including, upon request made by a Party, question and answer sessions with such persons),

in each case between 9.00 am to 5.30 pm on a Business Day during the period after Completion until the agreement by or on behalf of the Parties of the Completion Balance Sheet and the Completion Statement or the making of the relevant determination by the Independent Accountant.

2.8 The Seller and the Buyer will procure that their respective accountants and other advisers and agents will, and shall use all reasonable endeavours to procure that the Independent Accountant will:

2.8.1 keep all information and documents provided pursuant to this Schedule 3 confidential; and

2.8.2 not use such information and documents for any purpose, except for disclosure or use in connection with the preparation, agreement and settlement of the Draft Documents, the proceedings of the Independent Accountant or any other matter arising out of this Schedule 3 or in defending any claim or argument or any alleged claim or argument relating to this Schedule 3.

2.9 The Completion Balance Sheet and the Completion Statement in the form agreed by or on behalf of the Parties in accordance with Paragraph 2.4 or 2.5, and as adjusted in any respect by the expert's determination pursuant to Paragraph 3.3.3, will be final and binding on the Buyer and the Seller.

2.10 The Cash, the Debt, the Working Capital, the Working Capital Adjustment and the Final Adjustment Amount will be derived from the Completion Balance Sheet and set out in the Completion Statement.

2.11 Each of the Seller and the Buyer shall pay their own costs in connection with the preparation and finalisation of the Completion Balance Sheet and the Completion Statement, including the costs of presenting their case to the Independent Accountant. The costs of the Independent Accountant shall be borne as set out in Paragraph 3.3.4.

3. INDEPENDENT ACCOUNTANT

3.1 The Buyer and the Seller will agree the terms of engagement with the Independent Accountant as soon as reasonably practicable after the Independent Accountant is nominated and will not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this Agreement.

3.2 If the terms of engagement with the Independent Accountant have not been settled within five Business Days after the Independent Accountant is nominated, the Buyer and the Seller will jointly appoint the Independent Accountant on the Independent Accountant's standard terms for such an appointment.

3.3 The Independent Accountant will decide the procedure to be followed in making their determination provided that it will act on the following basis.

3.3.1 The procedure of the Independent Accountant will:

(a) allow the Buyer and the Seller each to prepare and submit a written statement to the Independent Accountant on the disputed matters or items within 10 Business Days of the Independent Accountant's appointment;

(b) allow each of the Buyer and the Seller only one opportunity to respond to the other's written statement by written response delivered to the Independent Accountant within 10 Business Days of receipt of the written statement; and

(c) require that the Buyer and the Seller supply the Seller or the Buyer, as the case may be, with a copy of their written statement and response at the same time as they are submitted to the Independent Accountant.

3.3.2 The Independent Accountant will:

(a) determine the adjustments to be made to the Draft Documents only in relation to the disputed matters or items; and

(b) will make their determination applying the same policies, principles, procedures, practices, estimation techniques and standards, and in the same order of precedence, as required for the drawing up of the Completion Balance Sheet and the Completion Statement in accordance with Paragraph 4.

3.3.3 The Independent Accountant will be requested to make their determination as soon as reasonably practicable and in any event no later than 30 Business Days after their appointment and will send the Buyer and the Seller a copy of their determination in writing and, unless otherwise agreed by the Parties and for these purposes the agreement of the Seller shall be binding on the Seller, will include reasons for each determination.

3.3.4 The Independent Accountant will act as expert and not as arbitrator and their determination of any matter falling within their jurisdiction will be final and binding on the Parties except in the case of manifest error, in which case the relevant part of the determination will be void and the matter or item will be remitted to the Independent Accountant for correction.

3.3.5 The costs and expenses of the Independent Accountant will be payable by the Parties as the Independent Accountant decides and, in the absence of such a decision, will be payable 50% by the Buyer and 50% by the Seller on the basis that the Seller will be liable for such costs and expenses not payable by the Buyer, but between themselves shall be liable in their Relevant Proportions.

4. PREPARATION OF COMPLETION BALANCE SHEET AND COMPLETION STATEMENT

4.1 The Completion Balance Sheet and the Completion Statement will be drawn up in the format set out in Part 3 of this Schedule 3 respectively as at the Transfer Time in accordance with, in order of precedence:

4.1.1 the Completion Balance Sheet format set forth on Part 2 below.

4.1.2 to the extent not covered by the Completion Balance Sheet/Statement Policies, the accounting principles, policies, procedures, practices and estimation techniques applied in preparing the Company's audited financial statements for the financial year ended on the Accounts Date;

4.1.3 to the extent not covered by Paragraphs 4.1.1 or 4.1.2, GAAP as at the Completion Date; and

4.2 The Completion Balance Sheet and the Completion Statement will be expressed in sterling.

4.3 Neither the Completion Balance Sheet nor the Completion Statement will take account of any information that only becomes available after the Draft Documents are delivered to the Seller in accordance with Paragraph 2.2.

Estimated Debt: £1,245,004

Part 2
Completion Balance Sheet for Calculation of Net Working Capital

Net Working Capital		Apr-22	May-22	Jun-22	Jul-22	Aug-22	Sep-22	Oct-22	Aug/Sep/Oct Avg.	Nov-22
Cash and equivalents		337	530	449	462	655	1,160	1,342	1,052	1,793
Debtors		6	(256)	(160)	(310)	(447)	(959)	(810)	(739)	(916)
Stock - deemed		408	434	507	694	686	684	779	716	793
Prepayments and other debtors		12	60	53	36	61	42	29	44	64
Interco loan acct		407	390	398	384	371	569	579	506	-
Current assets		**1,172**	**1,157**	**1,247**	**1,266**	**1,325**	**1,497**	**1,919**	**1,580**	**1,735**
Trade creditors		(270)	(312)	(409)	(452)	(497)	(509)	(791)	(599)	(543)
Accruals and other creditors		(47)	(41)	(41)	(41)	(42)	(59)	(38)	(46)	(38)
VAT		(2)	17	25	32	11	(22)	9	(1)	23
Corporation tax		(28)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(38)
Deferred Tax		-	-	-	-	-	-	-	-	(9)
Current liabilities		**(348)**	**(344)**	**(433)**	**(470)**	**(536)**	**(599)**	**(828)**	**(654)**	**(604)**
Reported working capital		**824**	**813**	**814**	**797**	**790**	**898**	**1,091**	**926**	**1,131**
Definitional adjustments										
Cash and equivalents	*Cash*	(337)	(530)	(449)	(462)	(655)	(1,160)	(1,342)	(1,052)	(1,793)
Customer deposits	*Debt*	153	364	371	497	561	1,373	1,192	1,042	1,184
Interco (receivable)	*Debt*	(94)	(18)	(126)	(122)	(18)	(136)	(10)	(55)	-
Interco payable	*Debt*	3	4	34	(23)	44	154	155	118	-
Interco loan acct	*Debt*	(407)	(390)	(398)	(384)	(371)	(569)	(579)	(506)	-
Accruals related to the Prop. Transac.	*Debt*	15	15	15	15	15	15	15	15	15
Corporation tax/Deferred tax	*Debt*	28	8	8	8	8	8	8	8	46
Total definitional adjustments		(640)	(547)	(546)	(471)	(415)	(315)	(561)	(431)	(548)
Definitional Working Capital		**184**	**266**	**268**	**325**	**374**	**583**	**530**	**496**	**583**

Part 3
Completion Statement Format

	ITEM	(A)Estimate for Completion (£)	(B)Final (£)
1	**Enterprise value**	9,000,000	9,000,000
2	**Cash**	From Part 2 estimated amount 1,793,165	From Part 2 actual amount y
3	**Debt**	From Part 2 estimated amount 1,245,004	From Part 2 actual amount y
4	**Net Working Capital**	From Part 2 estimated amount 583,000	From Part 2 actual amount y
5	**Working Capital Target**	496,000	496,000
6	**Working Capital Adjustment**	(A4-A5)	(A4-A5)
7	**Escrow Amount**	450,000	450,000
8	**Completion Payment**	(A1+A2-A3+A6-A7)	(A1+A2-A3+A6-A7) y
9	**Final Adjustment Payment**	-	(B1+B2-B3+B6)-A8 y
10	**Final Escrow Amount**	-	y
11	**Price**	-	B8+B9

SCHEDULE 4
COMPLETION PAYMENT CALCULATION

Set out below is the basis on which the Completion Payment has been calculated. The parties acknowledge that the Completion Payment has been calculated as set out below and is intended as the Seller's good faith estimate of the Completion Price but further acknowledge and agree that the amounts set out below are estimates only and subject to final adjustment pursuant to Clause 5.

ITEM	(£) AT TRANSFER TIME
Enterprise value ***plus***	9,000,000
Estimated Cash *(from Part 3)* ***minus***	1,793,165
Estimated/ Debt *From Part (3)* ***plus***	1,245,004
Estimated Net Working Capital Adjustment *From Part (3)* *minus*	87,549
Escrow Amount	450,000
Completion Payment	9,185,710

SCHEDULE 5
COMPLETION DELIVERABLES

1. ITEMS TO BE DELIVERED BY THE SELLER TO THE BUYER AT COMPLETION

1.1 Duly completed and signed transfers of the Sale Shares in favour of the Buyer, or as the Buyer may direct.

1.2 The share certificate for the Sale Shares in the names of the registered holders or an indemnity, in a form acceptable to the Buyer, for any lost certificates.

1.3 Any waivers, consents or other documents required to enable the Buyer (or its nominee) to be registered as the holder of the Sale Shares.

1.4 A duly certified copy of any power of attorney (in a form acceptable to the Buyer) under which any Transaction Document shall have been executed by the Seller.

1.5 The registers required to be kept by the Company under CA 2006, in each case properly written up at the Completion Date.

1.6 All the deeds and documents of title to the Premises.

1.7 The letters of resignation in agreed form of the directors and secretary who are required to resign at Completion as set out in the table in Paragraph 2 of this Schedule 4.

1.8 Signed minutes, in the agreed form, of each of the board meetings held by the Company as required by Paragraph 2 of this Schedule 4.

1.9 In relation to the Company statements from each bank at which it has an account, giving the balance of each account at the close of business on the Business Day immediately prior to Completion.

1.10 Completed forms to amend the bank mandate given by the Company to its bankers signed by an authorised signatory and appointing as signatories to the mandate such persons as the Buyer shall direct which have already been signed by the Buyer's nominated signatories.

1.11 Authentication codes of the Company, for electronic filing at Companies House.

1.12 A notice, in the agreed form, from the Seller confirming that such person has ceased to be a registrable person in relation to the Company in compliance with section 790H CA 2006.

1.13 The Disclosure Letter (including the index to the Disclosure Documents and the electronic storage device containing the Disclosure Documents) duly signed by or on behalf of the Seller.

1.14 The Employment Agreement duly executed by Kevin Rae.

1.15 Transition Services Agreement between Company and Seller

2. MATTERS TO BE EFFECTED AT BOARD MEETINGS OF THE GROUP COMPANIES

2.1 The following people are appointed as additional directors and secretary of the Company against which their names appear:

Group Company	New Director and Secretary as stated below
Eagle Technical Products Limited	Charles D. Roberson

2.2 In respect of the Company only, the transfers referred to in Paragraph 1.1 of this Schedule are approved for registration (subject to stamping).

2.3 The resignations referred to in the table below are submitted and accepted:

Group Company	Resigning Director (and/or Secretary as stated below)
Eagle Technical Products Limited	Vince O'Brien Director and Secretary
Eagle Technical Products Limited	William Rae Director

The registered office of the Company is changed to Units 9-10 Jetpark, Jetpark Way, 244 Main Road, Newport, East Yorkshire, United Kingdom, HU15 2JU

3. ITEMS TO BE DELIVERED BY THE BUYER TO THE SELLER'S SOLICITORS AT COMPLETION

3.1 A copy of the resolutions of the directors of the Buyer, authorising the Buyer to enter into this Agreement and the other Transaction Documents to which it is a party.

3.2 The Disclosure Letter (including the index to the Disclosure Documents) duly counter-signed by or on behalf of the Buyer.

3.3 The electronic files containing the Disclosure Documents.

3.4 The Transition Services Agreement executed by the Company.

3.5 The Employment Agreement executed by the Company.

SCHEDULE 6
EARN OUT

In this Schedule 6 the following definitions shall apply:

First Earn Out Period	1 May 2022 to 30 April 2023.
First Earn Out Prepared Accounts	the annual accounts of the Company for the period ending 30 April 2023.
Second Earn Out Period	1 May 2023 to 30 April 2024.
Second Earn Out Prepared Accounts	the annual accounts of the Company for the period ending 30 April 2024.
Turnover	the annual turnover of the Company as shown from its annual accounts.

Calculation of Payments

1. The Buyer will procure the Annual Accounts of the Company for each of the First Earn Out Period and the Second Earn Out Period are produced within 90 days of the relevant year end on the same basis and using the same accounting policies as used in previous annual accounts.

2. In the event that the Turnover exceeds £6 million in the First Earn Out Period the Buyer will in 5 Business Days of the relevant accounts being adopted by the Company paying to the Seller a sum equal to the amount by which the Turnover exceeds £6 million.

3. In the event of the Turnover exceeds £6.3 million in Second Earn Out Period the Buyer will within 5 Business Days of the Relevant Accounts being adopted by the Company pay to the Seller a sum equal to the amount by which the Turnover exceeds £6.3 million.

Conduct

Until the end of the Second Earn Out Period both parties will act in good faith so as not to either artificially increase or decrease Turnover.

Dispute Resolution

Any dispute, claim, or controversy between or among the parties arising out of or relating to this Agreement ("Dispute"), including any Dispute with respect to the interpretation, performance, termination, or breach of this Agreement or any provision thereof shall be resolved as provided in this clause at the written request of either Party.

1. **Informal Resolution Procedures**.

Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their Dispute informally, in a timely and cost-effective manner, as follows:

(a) If a Party believes it has a Dispute with the other Party, its authorized personnel shall give written notice describing the Dispute and recommending corrective action to be taken by the other Party. Such authorized person shall promptly consult with the other Party's authorized person in an effort to reach an agreement to resolve the Dispute. The Parties will provide the names of its authorized persons as soon as practicable following the Completion.

(b) In the event resolution cannot be reached within five (5) Business days of receipt of written notice, either Party may request the Dispute be escalated, and the respective positions

of the Parties shall be forwarded to an executive level higher than that under clause 1(a) for resolution of the Dispute.

(c) In the event agreement cannot be reached under 1(a) or 1(b) within a total of ten (10) Business days after receipt of the written notice described in 1(a), either Party may request the Dispute be escalated, and the respective positions of the Parties shall be forwarded to the Chief Executive Officer (CEO) or President of each Party (or to any delegate the CEO or President appoints, provided such delegate is only one executive level below the CEO or President), and such executives shall meet during such time to resolve the Dispute.

(d) In the event agreement cannot be reached under Sections 1(a), 1(b) or 1(c) within a total of twenty (20) calendar days after receipt of the written notice described in 1(a), either Party may proceed in accordance with the clause 2 below.

2. **Litigation**

Dispute having arisen between the parties that cannot be resolved under the Informal Resolution Procedures shall be referred to and finally resolved by the courts of England and Wales which shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

SCHEDULE 7
WARRANTIES

Part 1
Title and Capacity Warranties

1. **THE, TITLE, AUTHORITY AND MATTERS RELATING TO THE SELLER**

1.1 The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the full legal and beneficial ownership of such Sale Shares, free from Encumbrances, to the Buyer on the terms of this Agreement without the consent of any other person (other than any consents which are given under this Agreement).

1.2 The Seller has not entered into any agreement or arrangement which provides for the present or future issue, allotment or transfer of, or which grants to that Seller or any other person the right (whether future, present, conditional or otherwise) to call for the issue, allotment or transfer of, any share, loan capital or other securities in the Company including any option or right of pre-emption or conversion.

1.3 The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. The Seller has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party which, when executed, will constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

Part 2
General Warranties

2. INFORMATION

The information set out in Schedule 1, Schedule 2 and Schedule 6 is complete, true and accurate in all respects and not misleading.

3. THE COMPANY

3.1 A copy of the articles of association of the Company has been included in the Disclosure Documents and each copy is complete, true and accurate in all respects and is accompanied by any statement, resolution, agreement, enactment or order required to accompany the articles of association pursuant to section 36 CA 2006. The Company is duly organized, validly existing, and in good standing under its jurisdiction of incorporation and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it (including the Premises, as defined in Clause 19) and to carry on its business as it has been and is currently conducted, including the .

3.2 The Company has at all times carried on its business and affairs in all respects in accordance with its constitutional documents and none of its activities is ultra vires or unauthorised.

3.3 The statutory books (including all registers) and minute books of the Company have been properly kept, are up to date and contain a complete and accurate record of all matters which should be dealt with in those books, and a complete, true and accurate copy of the statutory books (including all registers) is included in the Disclosure Documents (which are identical to the documents delivered to the Buyer at Completion).

3.4 No notice or allegation that any of the statutory books of the Company is incorrect or should be rectified (including any notice of any application or intended application under section 125 CA 2006 for rectification of the register of members) has been received by the Company and there are no circumstances which might reasonably be expected to lead to any such notice or allegation being received by the Company.

3.5 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or any other authority by the Company have been correctly and properly prepared and duly filed or delivered.

3.6 All Encumbrances granted to or by the Company have, if appropriate, been registered in accordance with CA 2006 or comply with all necessary formalities as to registration in any other jurisdiction.

3.7 The Company controls/ or takes/ part in, or has agreed to control or take part in, the management of any company or business organisation.

3.8 The Company does not have any branch, place of business or permanent establishment or substantial assets outside its jurisdiction of incorporation.

3.9 The only directors of the Company are those listed in Schedule 2 and no person is a shadow director or an alternate or de facto director of the Company.

3.10 No Group Company does not use on its letterhead, books or vehicles, or otherwise carries on its business under, any name other than its corporate name.

3.11 The Member Agreement referenced in the Company's Articles of Association (as adopted by special resolution in 2010) was not executed and is not and will not be in effect or enforceable at the Completion Date.

4. SHARE CAPITAL

4.1 The Company is not and has not agreed to become:

4.1.1 the holder (legally or beneficially) of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the shares in any of the Subsidiaries;

4.1.2 a subsidiary of any other body corporate or controlled by any group of bodies corporate or consortium; or

4.1.3 a member of any partnership, joint venture, consortium or other unincorporated association, other than a recognised trade association.

4.2 The authorized capital of the Company only consists of the Sale Shares, which have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon the Completion, the Buyer shall own all of the Sale Shares, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Sale Shares or obligate the Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Sale Shares.

5. ACCOUNTS

5.1 Definitions

The following words shall have the following meanings:

Relevant Accounting Standards	Financial Reporting Standard 102 (FRS 102), being the Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force and applicable for the accounting period ended on the Accounts Date.

5.2 Complete, true and accurate copies of the Accounts, Previous Accounts and Management Accounts are included in the Disclosure Documents.

5.3 The Accounts:

5.3.1 give a true and fair view of the assets, liabilities, financial position and state of affairs of the Company as at the Accounts Date and of the profits or losses of the Company for the accounting period to which the Accounts relate;

5.3.2 in respect of the Company only, have been properly audited in accordance with CA 2006 and the auditor's report on the Accounts is unqualified;

5.3.3 have been fully and properly prepared in accordance with all applicable Laws and Relevant Accounting Standards;

5.3.4 have, save as expressly disclosed in the Accounts, been prepared using the accounting policies and practices and the assumptions and estimation techniques adopted and applied in preparing the Previous Accounts;

5.3.5 disclose and make full provision or reserve for (or note in accordance with Relevant Accounting Standards) all liabilities (whether actual, contingent, unquantified or disputed), capital, pension or other financial commitments, Tax and bad and doubtful debts; and

5.3.6 do not include (and the profits of the Group and the Company for the period have not been affected to a material extent by) any extraordinary, exceptional, unusual or non-recurring items.

5.4 The Management Accounts:

5.4.1 have been prepared with due care and attention and in accordance with the Company's accounting records;

5.4.2 have been prepared using the accounting policies and practices and the assumptions and estimation techniques adopted and applied in preparing the Accounts;

5.4.3 fairly state the income, expenditure, assets, liabilities, financial position and state of affairs of the Company as at that date and the profits or losses for that period and are not misleading in any respect; and

5.4.4 do not include (and the profits of the Company for that period have not been affected to a material extent by) any extraordinary, exceptional, unusual or non-recurring items.

5.5 There is nothing that, if known at the Accounts Date or when the Accounts were approved, would have required the Accounts to be adjusted in any material respect.

6. POSITION SINCE THE ACCOUNTS DATE

6.1 The value of the net assets of the Company is not less than the value of its net assets at the Accounts Date.

6.2 Since the Accounts Date:

6.2.1 the Company has carried on its business in the ordinary and proper course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business and nothing has been done which would be likely to prejudice the interest of the Buyer as a prospective buyer of the Sale Shares;

6.2.2 there has been no change, event, condition, or development that is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company and there are no facts which are likely or expected to give rise to any such change;

6.2.3 the Company has not transferred or disposed of or agreed to transfer or dispose of any assets of a deemed market value in excess of £10,000 or that is material to the operation of the Company; and

6.2.4 the Company has not acquired or agreed to acquire any assets of a deemed market value in excess of £10,000 or that is material to the operation of the Company.

7. FINANCE

7.1 Particulars of all money borrowed by the Company (other than normal trade credit) and full details of all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject have been Disclosed.

7.2 The Company has not done anything to affect or prejudice the continuance of any such facility (as referred to in Paragraph 7.1) or Encumbrance and they are valid and binding and nothing has been done or not been done as a result of which any of them has ceased or may cease to be valid.

7.3 There are no debts owing to the Company other than trade debts incurred in the ordinary and proper course of its business and all such trade debts will be paid in full within ten Business Days of their due date for payment.

7.4 Particulars of the balances on all the bank accounts of the Company as at a date not more than two days before the date of this Agreement have been Disclosed and it has no other bank accounts.

8. ASSETS

8.1 The Company has legal and beneficial title (free from any Encumbrance, hire or hire purchase agreement, leasing agreement, credit sale agreement or agreement for payment on deferred terms) to all assets of the Company which:

8.1.1 are included in the Company's individual accounts as at the Accounts Date;

8.1.2 were used or held for the purposes of its business at the Accounts Date; or

8.1.3 have been acquired by the Company since the Accounts Date,

and all such assets are in the possession and control of the Company.

8.2 The assets of the Company comprise all the assets necessary for carrying on its business. The assets of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets owned or leased by the Company are sufficient for the continued conduct of the Company's business after the Completion in substantially the same manner as conducted prior to the Completion and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

9. CONTRACTS

9.1 Complete and accurate copies of all contracts to which the Company is a party as are material in nature or importance, or with a value in excess of £10,000 have been included in the Disclosure Documents.

9.2 The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

9.2.1 is outside the ordinary and proper course of business of the Company;

9.2.2 is not on arm's length terms;

9.2.3 is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

9.2.4 requires the Company to give more than 60 days' notice to effect its termination;

9.2.5 on completion by the Company of its obligations, is likely to result in a loss for the Company which is not fully provided for in the Accounts;

9.2.6 requires an aggregate consideration payable by the Company in excess of £10,000;

9.2.7 is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party under which any liability (whether actual, contingent or otherwise) is outstanding;

9.2.8 involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary and proper course of its business;

9.2.9 taken together, involves or is likely to involve the supply of goods and/or services by or to the Company, the aggregate value of which will represent in excess of 5% of the total value of all supplies of goods and/or services made by or to the Company for the year ended on the Accounts Date;

9.2.10 affects or restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit, including, without limitation, any agreement, transaction, obligation, commitment, understanding, arrangement or liability which limits or purports to limit the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

9.2.11 relates to energy efficiency, greenhouse gas emissions or climate change, or obtaining, trading or surrender of emission credits or allowances;

9.2.12 relates to the management, generation or consumption of energy supplies, other than the purchase of energy for its normal business requirements on market standard terms;

9.2.13 requires the Company to pay any commission, finder's fee, royalty or the like;

9.2.14 involves the sale or disposal of any company or business in circumstances that the Company remains subject to any liability (whether actual, contingent or otherwise) which is not fully provided for in the Accounts; or

9.2.15 with any customer or supplier, which is on terms materially different to its standard terms of business, copies of which have been included in the Disclosure Documents.

9.3 With respect to any contract which the Company is party or subject to:

9.3.1 such contract is valid and binding on the Company and the other party thereto, is in full force and effect, and the Company and the other parties have complied with their terms; and

9.3.2 there are no circumstances likely to give rise to a default by the Company or, so far as the Seller are aware, by any other party.

9.4 There are no outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to any such claim.

9.5 The Company and the Seller have no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

9.6 The Company is not a party to any subsisting franchising, marketing rights, information sharing, agency or distributorship agreement.

9.7 No offer, tender or quotation issued by the Company and still outstanding (the value of which to the Company could exceed £10,000 in any year) is or will be capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

10. POWERS OF ATTORNEY

There are no powers of attorney granted by the Company which are currently in force other than to the holder of an Encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf.

11. TRADING

11.1 The sale of the Sale Shares under this Agreement or anything done in compliance with the terms of this Agreement will not:

11.1.1 Violate or conflict with any provision of the organizational documents of the Company;

11.1.2 Violate or conflict with any provision of any Law or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Regulator applicable to the Seller or the Company;

11.1.3 cause the Company to lose the benefit of any right, privilege or licence it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis and on the same terms as previously; and

11.1.4 relieve any person of any obligation to the Company (whether contractual or otherwise) or entitle any person to determine or terminate any contract or arrangement with the Company or to exercise any right whether under an agreement or arrangement with the Company or otherwise require notice to any person.

11.2 No customer, client or supplier (including any person connected in any way with such customer, client or supplier) accounted for more than 5% of the aggregate value of all sales or purchases of the Company during the financial year ended on the Accounts Date.

11.3 In the period of 12 months ended on the date of this Agreement:

11.3.1 no significant customer, client or supplier of the Company has ceased, or indicated an intention to cease, business with the Company either in whole or in part;

11.3.2 there has been no material change in the terms on which any significant customer, client or supplier does business with the Company; and

11.3.3 there has been no material adverse effect on the business as a result of any customer, client or supplier ceasing to do business with the Company either in whole or in part, or changing the terms on which they do business with the Company.

12. LICENCES

12.1 The Company has all necessary licences, permits, consents and authorities as required by Law in relation to its activities and for the proper and effective carrying on of its business in the places and in the manner in which its business is now carried on and all such licences, permits, consents and authorities are valid and subsisting, have been complied with in all respects and are not limited in duration or subject to any unusual or onerous conditions, and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such licence.

13. COMPLIANCE WITH LAWS

13.1 The Company has carried on its business at all times in compliance with all Law and Regulatory Requirements and, so far as the Seller is aware, each officer or employee of the Company has, in relation to Company's affairs, at all times complied with all Law and Regulatory Requirements.

13.2 The Company has not received any notice or allegation and is not subject to any investigation relating to any breach or alleged breach of any Law or other Regulatory Requirements and is not aware of any allegation or any circumstances which may give rise to any such notice, allegation or investigation.

14. DATA PROTECTION

The Company has at all times complied with its obligations under any relevant Data Protection Laws.

15. ANTI-CORRUPTION AND FINANCIAL CRIME PREVENTION

15.1 The Company, nor any of its officers, employees or agents, is or has at any time been, or has agreed to become, engaged in any activity, practice or conduct (including by way of acquiescence or failure to perform) that would constitute an offence under the Bribery Act 2010, or any other applicable anti-bribery or anti-corruption legislation or would have done so if such legislation had been in force at the relevant time.

15.2 The Company has at all relevant times had in place adequate procedures designed to prevent persons associated with it within the meaning of section 8 of the Bribery Act 2010 (**Associated Person**) from undertaking any conduct that would constitute an offence by the Company under section 7 of that Act (or would have done so if that Act had been in force at the relevant time), and the Company and its Associated Persons have at all times complied with such procedures and the Seller are not aware of any breach of such procedures.

15.3 The Company, nor any of its officers, employees or agents in relation, directly or indirectly, is or has at any time been, or has agreed to become, engaged in any activity, practice or conduct (including acquiescence, omission to act or failure to perform) that would constitute an offence or is otherwise prohibited under Law or Regulatory Requirement in relation to the prevention of money laundering or terrorist finance, or financial or trade sanctions, including the Proceeds of Crime Act 2002, Terrorism Act 2000, Counter-Terrorism Act 2008, Money Laundering, Terrorist Finance and Transfer of Funds (Information on the Payer) Regulations 2017, Terrorist Asset-Freezing etc Act 2010, the Sanctions and Anti-Money Laundering Act 2018 or any equivalent Law or Regulatory Requirement in any jurisdiction in which the Company operates (**Relevant AML/CTF Law**).

15.4 The Company, nor any of its officers, employees or agents, nor, in the case of the Bribery Act 2010 its Associated Persons, is or has been the subject of any actual or threatened investigation, inquiry or enforcement proceedings, or been charged, in connection with any offence or alleged offence under the Bribery Act 2010, any other applicable anti-bribery or anti-corruption legislation or any Relevant AML/CTF Law and there are no circumstances likely to give rise to any such investigation, inquiry, enforcement proceedings or charges.

16. DISPUTES

16.1 The Company is not engaged, either on its own account or vicariously, in any legal proceedings (including litigation, arbitration or any hearing before any tribunal, governmental, regulatory or official body) and, neither is, in relation to the Company's affairs, any officer or employee of the Company and no such legal proceedings are pending or threatened.

16.2 There is no matter or fact in existence which might give rise to any legal proceedings involving the Company, including any which might form the basis of any criminal prosecution against the Company.

16.3 In the three years before the date of this Agreement, the Company has not been involved in any legal proceedings with any person.

16.4 The Company is not subject to any order or judgment given by any court, arbitrator, tribunal, regulator or governmental agency which is still in force and has not given any undertaking to

any court, arbitrator, tribunal, regulator or governmental agency or to any third party arising out of any legal proceedings.

17. INSURANCE

17.1 All the assets of the Company which are of an insurable nature are fully insured to their full replacement value with a well-established, reputable and duly authorised insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and liability to third parties in respect of errors or omissions in the provision of any professional services by the Company).

17.2 A summary of the current insurance policies is set out in the Disclosure Letter and is complete, true and accurate in all respects.

17.3 The premiums due on all policies of insurance of the Company now in force have been duly paid and all such policies are valid and in force.

17.4 There are no circumstances and there is no action which the Company has or has not taken in relation to the placing of any such policy or the making of a claim that would otherwise be payable under such insurance policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased or to a reduction in the amount that would otherwise be payable in respect of that claim.

17.5 There is no claim outstanding under any insurance policy and there are no circumstances likely to give rise to such a claim.

17.6 A complete record of insurance claims of the Company for the last three years has been Disclosed or is included in the Disclosure Documents.

17.7 The Company has at all times carried employer liability insurance cover and public liability insurance cover as required by Law and holds copies of the relevant certificates of insurance.

18. INSOLVENCY

18.1 The Company has not stopped payment of its debts as they fall due, suspended or threatened to suspend making payments of any of its debts, commenced negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness or is unable to or admits inability to pay its debts within the meaning of section 123 IA 1986 as if the words "it is proved to the satisfaction of the court" did not appear in sections 123(1)(e) or 123(2) IA 1986.

18.2 No compromise or arrangement (by way of scheme of arrangement or voluntary arrangement or arrangement under Part 26A of the Companies Act 2006 or otherwise) with any of its creditors or any class of its creditors has been entered into or proposed with respect to the Company.

18.3 Health and Safety

18.3.1 The Company's business is currently being conducted and has at all times been conducted in compliance with all applicable Health and Safety Laws.

18.3.2 There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Company's business which are liable to give rise to liability under Health and Safety Laws.

18.3.3 The Company is not, nor is any director, officer or employee of the Company subject to or engaged in any investigation, prosecution, litigation, administrative, enforcement or other legal proceedings or action concerning an alleged or actual contravention of Health and Safety Laws and, so far as the Seller are aware, no such investigations, prosecution, litigation, administrative, enforcement or other legal proceedings have been threatened or are pending.

18.3.4 No works, repairs, construction, remedial action or expenditure is or is likely to be required in relation to the Health and Safety Laws in order for the Company to carry on its business lawfully at any of the Premises or other place of work.

18.3.5 At no time has with the Seller and/or the Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under Health and Safety Laws.

18.3.6 The Company has appointed relevant individuals to be responsible for compliance with Health and Safety Laws and has in place and documented appropriate management systems and training programmes to ensure compliance with Health and Safety Laws.

19. PREMISES

19.1 Definitions

The following words shall have the following meanings:

Premises	the premises at Leltex House, Longley Lane, Sharston, Manchester demised by and more particularly described in the Lease.
Building	Land and buildings known as Leltex House, Longley Lane, Sharston, Manchester, M22 4SY registered at the Land Registry under title number LA302932.
Lease	The lease of the Premises dated December 1, 2022 and made between Longworth UK Limited (1) and the Company (2) a copy of which has been made available to the Buyer.

19.2 Lease

19.2.1 The Company has no legal interest in any real property other than the Lease. A true and complete copy of the Lease has been made available to the Buyer. The Lease is valid, binding and enforceable and in full force and effect in accordance with its terms. So far as the Seller is aware, no event has occurred or circumstance exists which would constitute a breach or default under the Lease on the part of the Company, or on the part of Seller. No security deposit exists in relation to the Lease. The Company does not owe any brokerage commissions or finder's fees with respect to the Lease. The Company has not subleased, licensed or otherwise granted any person the right to use or occupy the Premises.

19.2.2 So far as the Sellers are aware, the use and operation of the Premises in the conduct of the Company's business is in accordance with the Permitted Use as defined in the Lease. The Company has made no material alterations to the Premises or to the Building. There are no actions pending nor threatened against or affecting the use of the Premises by Company.

20. EMPLOYMENT AND PENSIONS

20.1 Definitions

The following words shall have the following meanings:

Disclosed Scheme	Is a disclosed arrangement under which the Company has any legal obligation to provide or contribute towards pension, lump-sum, death, sickness, accident or disability benefits in respect of any of its officers, Employees or Workers (including former officers, former employees and former Workers.
Employee	a person employed by the Company.
TUPE	the Transfer of Undertakings (Protection of Employment) Regulations 2006.
Worker	any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

20.2 Employment

20.2.1 A true, complete and accurate anonymised schedule of all persons who are officers, Employees or Workers of, or consultants to, the Company or are employed or retained pursuant to an agreement or arrangement as at the date of this Agreement, including details of their dates of birth, the date on which they commenced continuous employment with the Company and all remuneration payable and other benefits provided or which the Company is bound to provide to each such person (including profit sharing, incentive, bonus, severance and share option arrangements to which the Company is a party, whether legally binding or not) is included in the Disclosure Documents.

20.2.2 Anonymised details of all Employees and Workers who are on secondment, maternity, paternity or other leave or who are absent due to illness or any other reason which has lasted, or is expected to last, longer than four weeks have been Disclosed.

20.3 Employment terms and service contracts

20.3.1 All Employees are employed on the Company's standard contracts of employment and/or service agreements, complete and accurate copies of which (including any staff handbooks and other statements or documents containing the terms of employee emoluments and benefits (including profit sharing, incentive, bonus and share option arrangements)) have been included in the Disclosure Documents.

20.3.2 There is no existing service or other agreement or contract in force between the Company and any of its officers, Employees or Workers which is not terminable by the Company without compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) on three months' notice or less given at any time.

20.3.3 There are no consultancy, agency or management services agreements in existence between the Company and any other person, firm or company.

20.3.4 No offer of employment or engagement has been made by the Company that has not yet been accepted or which has been accepted but where the employment or engagement has not yet started.

20.3.5 There are no apprentices engaged or employed by the Company and the Company does not participate in any formal or informal apprenticeship scheme.

20.4 Pensions

20.4.1 The Disclosed Scheme is the only arrangement under which the Company has any legal obligation to provide or contribute towards pension, lump-sum, death, sickness, accident or disability benefits in respect of any of its officers, Employees or Workers (including former officers, former employees and former Workers.

20.4.2 A list of all members of the Disclosed Scheme is included in the Disclosure Documents, with all accurate details relevant to their membership and necessary to establish their entitlements under the Disclosed Scheme including the rate and amount of the contributions payable by and in respect of all active members of the Disclosed Scheme. No power to increase those entitlements or contributions, or to provide different entitlements or contributions, has been exercised, and there is no practice, and there has not been a practice, of exercising such a power under the Disclosed Scheme.

20.4.3 The Disclosed Scheme is not an occupational pension scheme other than a master trust scheme. For these purposes, occupational pension scheme is defined in section 1 of the Pension Schemes Act 1993 and master trust scheme is defined in section 1 of the Pension Schemes Act 2017. Where the Disclosed Scheme is a master trust:

(a) the Company has been properly adhered to the Disclosed Scheme and can exit the Disclosed Scheme on reasonable notice and without penalty or cost;

(b) there is no liability on the Company to make any payment or contribution to the Disclosed Scheme other than the contributions Disclosed;

(c) the Company has not given any indemnity in connection with the Disclosed Scheme; and

(d) no entity or entities has or have the power, without the consent of the Company, to amend or alter the Disclosed Scheme in order to increase or alter the liabilities, obligations or duties of the Company or to require the Company to make payments to or in respect of the Disclosed Scheme other than the contributions which have been Disclosed.

21. INTELLECTUAL PROPERTY

21.1 Definitions

The following words shall have the following meanings:

Licensed IPR	all Intellectual Property Rights licensed (in writing or otherwise) to the Company for the use made by the Company in relation to its business.
Owned IPR	all Intellectual Property Rights owned by the Company.

21.2 Intellectual Property

21.2.1 All Intellectual Property Rights which have been used or required within the last six years by the Company in connection with its business are either:

(a) Owned IPR; or

(b) Licensed IPR.

21.2.2 The Company requires no Intellectual Property Rights other than the Owned IPR and Licensed IPR to carry on its business as it is conducted at the date of this Agreement.

21.2.3 No use or exploitation of any Owned IPR or Licensed IPR nor any other activities of the Company have given or give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

21.2.4 The Company does not use or otherwise carry on its business under any name other than its corporate name and its letters, order forms, e-mail addresses and domain names comply with all applicable Law.

21.3 Owned IPR

21.3.1 All Owned IPR are:

(a) wholly and solely legally and beneficially owned by the Company, free and clear of any Encumbrances or any licence or authority in favour of any third party; and

(b) valid and enforceable, all steps have been taken for their maintenance and protection, and nothing has been done, or omitted to be done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable.

21.4 Moral rights

No person is entitled to assert any moral rights under the Copyright, Designs and Patents Act 1988 or any similar rights in respect of the Owned IPR.

21.5 Intellectual Property Rights created by employees, consultants or contractors

21.5.1 The legal and beneficial ownership of all Intellectual Property Rights created by past or present employees of the Company or by any consultant or contractor used by the Company has been assigned to or is vested in the Company.

21.5.2 All inventions made by employees, consultants or contractors of the Company which are or have been used or enjoyed by the Company were made in the course of the normal duties of such persons and no claim for compensation under section 40 of the Patents Act 1977 or otherwise has been made against the Company nor so far as the Seller are aware is any such claim likely to be made.

21.6 Maintenance and protection

21.6.1 Any application, renewal and other official statutory and regulatory fees and all professional advisers' fees relating to the administration, maintenance, protection or enforcement of the Owned IPR:

(a) rendered to and received by the Company before the date of this Agreement have all been duly paid on time; and

(b) do not fall due within the six months following the date of this Agreement.

21.6.2 No act, omission or event has occurred that would entitle any authority or person to cancel, forfeit or modify any Owned IPR.

21.6.3 The Company has not granted nor is obliged to grant any licences of any Owned IPR or to provide know-how to any third party.

21.6.4 No disclosure has been made to any person other than the Buyer of any Confidential Information except properly and in the ordinary course of business and on signature

by the recipient of a written confidentiality undertaking that such disclosure is to be treated as being of a confidential nature.

21.6.5 None of the Owned IPR is, or in the last six years has been:

(a) the subject of any attack, challenge, claim or proceedings in relation to infringement, entitlement, opposition, invalidation or revocation brought by a third party; or

(b) the subject of or basis for any attack, challenge, claim or proceedings for infringement, entitlement, opposition, invalidation or revocation brought against a third party.

21.6.6 There exists no actual or threatened infringement (including misuse of Confidential Information) or any event likely to constitute an infringement or breach by any third party of any of the Owned IPR.

21.6.7 There is no litigation or other proceedings (whether legal or administrative) pending or threatened involving any Owned IPR or any circumstances likely to give rise to any such proceedings and no person has made any claim adverse to the continuing enjoyment by the Company of the Owned IPR.

21.7 Licensed IPR

21.7.1 In respect of the licences, agreements, authorisations and permissions under which the Company makes use of the Licensed IPR (**Licences**):

(a) all of the Licences are in full force and effect and valid and binding, to enable the Company to use and continue to use the Licensed IPR on the same terms as have been applicable to date;

(b) all of the Licences have been registered with the appropriate authorities, where they could have been so registered;

(c) all of the Licences have been fully complied with by the parties thereto;

(d) none of the Licences are subject to any notice given by any party to terminate them;

(e) none of the Licences are subject to any dispute, nor are any disputes foreseeable in respect thereof;

(f) no changes to the terms of the Licences have been made (in writing or otherwise); and

(g) no circumstances exist or have existed which would entitle any party to terminate or vary any of the Licences.

21.7.2 The Licensed IPR will not be lost or rendered liable to termination by virtue of the acquisition of the Sale Shares by the Buyer or the performance of this Agreement or any of the Transaction Documents.

21.7.3 The Company has not infringed the Intellectual Property Rights of any other person (including breach of any duty of confidence, passing off or actionable act of unfair competition), whether or not by breaching the terms of any licence, agreement, authorisation or permission under which the Company makes use of the Licensed IPR.

21.7.4 The Company is not aware of any circumstances suggesting, or has received any notice, that:

(a) any of the Licensed IPR are invalid and unenforceable, or that anything has been done, or omitted to be done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable;

(b) there has occurred any act, omission or event that would entitle any authority or person to cancel, forfeit or modify any Licensed IPR;

(c) the Licensed IPR has been the subject of any attack, challenge, claim or proceedings in relation to infringement, entitlement, opposition, invalidation or revocation brought by a third party;

(d) there is any litigation or other proceedings (whether legal or administrative) pending or threatened involving any Licensed IPR or any circumstances likely to give rise to any such proceedings; or

(e) any person has made any claim adverse to the continuing enjoyment by the Company of the Licensed IPR.

22. INFORMATION TECHNOLOGY

22.1 Definitions

The following words shall have the following meanings:

IT Contracts	any agreements, licences or other contractual arrangements with third parties relating to the use, access or provision of IT Systems or IT Services.
IT Services	any services relating to the IT Systems or to any other aspect of the Group's data processing or other technology requirements, including software or database development, support or maintenance, consultancy, source code deposit, hosting, back-up, recovery and network services, facilities management or hardware support or maintenance.
IT Systems	all computer programs (in both source and object code form), mobile applications, data and databases, computer hardware and peripherals, mobile devices, telecommunications and network equipment used, licenced or leased by the Group and all associated user and technical manuals.

22.2 Information Technology

22.2.1 None of the IT Systems is wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

22.2.2 All IT Systems are either owned by the Company or used pursuant to a valid IT Contract.

22.2.3 All IT Systems are in good working order, function in accordance with all applicable specifications and have been, and are being, properly, regularly maintained and upgraded.

22.2.4 All IT Systems are commonly available, off the shelf and not bespoke to the requirements of the Company.

22.2.5 No part of the IT Systems has failed to function or has otherwise interrupted or hindered the operation of the business of the Company at any time during the last 24 months.

23. FULL DISCLOSURE

23.1 All information given to the Buyer or its representatives or advisers by the Sellers or any of them or by any officer or employee of the Company or by their respective advisers in the course of the negotiations leading to this Agreement was when given, and is now true and accurate in all respects. To the extent that any such information is a matter of opinion or represents a forecast, intention or expectation, such opinion, forecast, intention or expectation is honestly held or believed by each of the Sellers.

SCHEDULE 8
TAX

Part 1

1. DEFINITIONS AND INTERPRETATION

1.1 In this Schedule 8 the following words shall have the following meanings:

Accounting Period	in relation to any company, the period determined in accordance with sections 9 and 10 of CTA 2009.
Account's Relief	any Relief, or any right to repayment of Tax which is: (a) shown in, or is otherwise taken into account as an asset in preparing, the Completion Balance Sheet and/or Completion Statement; or (b) is taken into account in calculating (and so reducing or eliminating) any provision for deferred Tax which appears, or, but for the presumed availability of any Relief or right to repayment of Tax, would have appeared, in the Completion Balance Sheet and/or Completion Statement.
Actual Tax Liability	in relation to any person, a liability of that person to make a payment or increased payment of, or in respect of, or on account of Tax, whether or not: (a) such Tax is also or alternatively chargeable against or attributable to any other person; (b) such Tax has been discharged on or before Completion; and/or (c) that person may have a right of reimbursement against any other person.
Buyer's Relief	(a) any Accounts Relief; (b) any Relief arising to the Company in respect of any period (or part of any period) or Event occurring or deemed to occur after Completion; and (c) any Relief arising to any member of the Buyer's Tax Group (other than the Company) whenever such Relief arises.
Buyer's Tax Group	the Buyer and any other company or companies which either are at Completion, were at any time in the seven year period ended at Completion, or become after Completion, treated as members of the same group of companies for the purposes of any Tax;
CFA 2017	Criminal Finances Act 2017.
Claim for Tax	any assessment, notice, demand or other document issued or action taken by, or on behalf of, any Tax Authority or the submission to any Tax Authority of any self-assessment return or any notice, computation or other document required by Law, from

which it appears that the Company is subject to, is sought to be made subject to, or might become subject to, any Tax Liability.

CTA 2009 Corporation Tax Act 2009.

CTA 2010 Corporation Tax Act 2010.

Default Rate 4% above the base rate of HSBC Bank plc or, in the absence of such base rate, the base rate of such other of the major United Kingdom clearing banks as the Buyer shall select and, in accordance with Clause 14, notify to the Seller or the Seller on their behalf.

Event includes (without limitation) any event, occurrence, transfer of value, transaction, act or omission, including (without limitation) the sale and purchase of the Sale Shares pursuant to this Agreement, the death or change in the residence for the purposes of Tax of any person and the Company becoming or ceasing to become a member of a group of companies, or becoming or ceasing to be associated or connected with any person for the purposes of any Tax) and the earning, receipt or accrual for any Tax purpose of any income, profits or gains.

FA Finance Act.

Group Relief

(a) group relief capable of being surrendered or claimed pursuant to Part 5 of CTA 2010;

(b) a tax refund capable of being surrendered or claimed pursuant to section 963 of CTA 2010;

(c) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of TCGA 1992 and the notional reallocation of a gain pursuant to section 792 of CTA 2009;

(d) eligible unrelieved foreign tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001 (SI 2001/1163); and

(e) any other Relief available between members of a group or consortium for Tax purposes;

HMRC HM Revenue & Customs.

ITEPA 2003 Income Tax (Earnings and Pensions) Act 2003.

Overprovision the amount by which any provision for Tax (other than deferred tax) in the Completion Statement is overstated, except where such overstatement arises as a result of:

(a) a change in law'

(b) a change in the accounting bases on which the Company values it assets; or

(c) a voluntary act or omission of the Buyer

	which, in each case, occurs after Completion.
Relief	includes any loss, deficit, allowance, exemption, set-off, deduction, credit or other relief relating to any Tax or to the computation of income, profits or chargeable gains for the purposes of any Tax and any right to a refund or repayment or saving of Tax.
Tax	(a) any and all forms of tax, levy, contributions, duty, charge, impost, tariff, withholding, deduction, rate of government charge or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Tax Authority or any other person as a result of any enactment relating to tax; and (b) all charges, interest, penalties and fines incidental or relating to any Tax falling within (a) above or to any failure to submit, or timely to submit, or to fail fully or accurately to complete, any return, form, account or computation required by any Tax Authority (whether they are charged together with any tax or are charged in isolation).
Tax Authority	HMRC or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body, court, official or person, whether of the United Kingdom or elsewhere, competent to impose, assess, make any ruling on or collect any Tax.
Tax Liability	in relation to any person, any Actual Tax Liability or Deemed Tax Liability of that person or any other liability of, or amount incurred by, or charged against, that person, in each case falling within any of Paragraphs 3.1.1 to 3.1.16.
TCGA 1992	Taxation of Chargeable Gains Act 1992.
TMA 1970	Taxes Management Act 1970.
T(IOP)A 2010	Taxation (International and Other Provisions) Act 2010.
unavailability	in relation to a Relief, the unavailability, reduction, modification, claw-back, counteraction, disallowance or cancellation of, or failure to obtain, that Relief, and **unavailable** shall be construed accordingly.
VAT	value added tax (or its equivalent outside the United Kingdom).
VATA 1994	Value Added Tax Act 1994.

1.2 In this Schedule 8, **Deemed Tax Liability** in relation to any person, means, where any of the circumstances set out in column (A) of the table below apply to, or in relation to, that person, an amount determined in accordance with the relevant provision set out in column (B) of the table.

(A)		(B)	
1.2.1	The unavailability of all or any part of any Accounts Relief which is a right to a repayment of Tax.	1.2.1	So much of the amount of such repayment as corresponds to the amount of the Accounts Relief which is unavailable.

1.2.2	The unavailability of all or any part of any Accounts Relief other than right to a repayment of Tax.	1.2.1	the amount of Tax, on the basis of the tax rates used in the deferred Tax provision in the Completion Balance Sheet, which would otherwise have been saved by the Company if not for the unavailability of the Relief, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief.
1.2.2	The setting-off of any Buyer's Relief against: (a) any Actual Tax Liability of the Company; or (b) any income, profits or gain earned, accrued or received of the Company in circumstances where (but for such setting-off) the Company would have had an Actual Tax Liability, in either case, in respect of which the Buyer would, but for that setting-off, have had a claim against the Seller under the Tax Covenant.	1.2.2	So much of the amount of such asset as corresponds to the amount of the Buyer's Relief which would have been available but for such setting-off.

1.3 In determining for the purposes of this Schedule 8 whether a charge on, or power to sell, mortgage or charge, any share or asset exists at any time, the fact that any Tax has not become payable or may be paid by instalments shall be disregarded, and such Tax shall be treated as becoming due, and the charge on, or power to sell, mortgage or charge as arising, on the date of the transfer of value or other Event as a result of, in respect of, or by reference to, which it becomes payable or arises.

1.4 For the purposes of this Schedule, each of the following Tax Liabilities of any person shall be treated as arising otherwise than, or as a result of an act, omission or transaction otherwise than, in the ordinary course of trading of that person:

1.4.1 any Tax Liability of that person which is payable by or otherwise recoverable from that person by reason of the failure by any other person to pay or otherwise discharge any liability to Tax;

1.4.2 any Tax Liability of that person either arising under Parts 14 to 21 of CTA 2010 or arising in respect of any transaction or arrangement which includes any step having no commercial or business purpose apart from the reduction, avoidance or deferral of a liability to Tax;

1.4.3 any Tax Liability of that person arising in respect of any distribution or deemed distribution (as construed in accordance with Part 23 of CTA 2010) made by that person, the creation, cancellation or re-organisation of any share or loan capital by that person, the making of any loan or advance by that person, the creation, cancellation, satisfaction, waiver or repayment of any intra-group indebtedness by that person or, in the case of a company, that company being, becoming or ceasing to be, or being treated, for the purposes of any Tax, as ceasing to be, related to any other person for the purposes of any Tax;

1.4.4 any Tax Liability of that person arising as a result of the application of any of the provisions of Part 4 of T(IOP)A 2010;

1.4.5 any Tax Liability of that person which arises by reason of, or is attributable to, the failure by that person to deduct or withhold any Tax from any payment or, if due, to account to any Tax Authority for any such Tax;

1.4.6 any Tax Liability of that person arising as a result of anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Tax Liability under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Tax Liability, or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

1.4.7 any Tax Liability of that person arising, directly or indirectly, as a result of a change of residence of the Company for Tax purposes;

1.4.8 any Tax Liability of that person arising from any cessation, closure, rationalisation or reorganisation of any material part of any trade or business carried on by that person;

1.4.9 any Tax Liability of that person which arises by reason of, or is attributable to, the disposal by that person of any asset in circumstances where the amount of the gain by reference to which that person is subject to Tax exceeds the actual consideration received by that person for that disposal less the value attributed to that asset in the Accounts, in which case, the amount of that excess shall be treated as arising otherwise than, or as a result of an act, omission or transaction otherwise than, in the ordinary course of trading of that person; and

1.4.10 any Tax Liability of that person arising by reason of any change in the date to which that person makes up its accounts.

1.5 Any liability of the Company to income tax and/or national insurance contributions under the PAYE system as a result of either the disposal (or anything leading to the disposal) of the Sale Shares or the exercise of any options which are exercisable on or before Completion or become exercisable as a result of, or by reason of, the sale of the Company shall be treated, for the purposes of this Schedule 8, as arising as a result of an Event occurring on Completion otherwise than in the ordinary course of trading.

1.6 The payment by any person of instalments of corporation tax shall be treated, for the purposes of Paragraph 4.1.5(b), as an act in the ordinary course of trading of that person except where that person (or someone acting on its behalf) deliberately or recklessly fails to pay the amount due under regulation 5 of the Corporation Tax (Instalment Payments) Regulations 1998.

1.7 References in this Schedule 8 to:

1.7.1 any Event shall include any combination of two or more Events;

1.7.2 any Event occurring or taking place shall include any Event that is deemed, for the purposes of any Tax, to have occurred or taken place;

1.7.3 any income, profits or chargeable gains being earned, accrued or received shall include any income, profits or chargeable gains that are deemed, for the purposes of any Tax, to have been earned, accrued or received; and

1.7.4 any Event occurring on or before Completion shall include any combination of two or more Events, provided that, in that case, one or more of those Events shall occur on or before Completion and those Events which shall occur after Completion shall have occurred:

(a) pursuant to a legally binding commitment entered into by, or on behalf of, the Company on or before Completion; and

(b) otherwise than in the ordinary course of trading of the Company, as carried on immediately before Completion.

1.8 References in this Schedule 8 to any person being related to any other person for the purposes of any Tax shall include:

1.8.1 that person having control (as that expression is defined for the purposes of any Tax) of that other person;

1.8.2 that person being connected (as that expression is defined for the purposes of any Tax) with that other person;

1.8.3 any other person having control (as defined in Paragraph 1.8.1) of, or being connected (as defined in Paragraph 1.8.2) with, that person and that other person;

1.8.4 that person being the holding company of that other person or being a subsidiary of either that other person or any other person of which that other person is also a subsidiary;

1.8.5 that person being a direct or indirect participant in the management, control or capital of that other person (for the purposes of Part 4 of T(IOP)A 2010),

and so that where one person is related to another person each shall be regarded as being related to the other.

1.9 An accounting period of the Company shall be deemed to end on Completion for the purposes of determining whether any Tax Liability of the Company relates to an Event that occurred or to a period that ended on or before Completion.

1.10 Any fine under section 45 or section 46 of the CFA 2017 which is imposed on the Company at any time and by reference to any period occurring on or before Completion shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the day immediately prior to Completion.

1.11 Any repayment which the Company is required to make to (or other claw back by) a Tax Authority of or in respect of a payment of a payable tax credit (including, for the avoidance of doubt, any payment of R&D expenditure credit (as defined for the purposes of chapter 6A, Part 3 CTA 2009) or R&D tax credit (as defined for the purposes of Part 13 CTA 2009)) which has been made to the Company on or before Completion shall be deemed to be Tax in respect of which the Company is liable to make an actual payment, and the receipt by the Company of such payment previously made to it shall be deemed to be the Event which gave rise to such liability.

1.12 Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.13 References to any Tax Liability of the Company which results from any gains earned, received or accruing on or before Completion or any Event on or before Completion include a reference to any Tax Liability of the Company arising as a result of Completion or of entering into this Agreement, or of the satisfaction of any condition in this Agreement, or as a result of forming the intention, or of entering upon arrangements, to enter into this Agreement (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a group of companies for the purpose of any Tax).

1.14 References to any law, term or concept of the United Kingdom shall be read and construed as also meaning any law, term or concept of any other jurisdiction that has an equivalent purpose or that most nearly approximates to it (if any).

1.15 References to any "dividend" shall include anything which has been deemed to be a dividend or distribution to shareholders or others for the purposes of any Tax Assessment.

1.16 References to any "payment" or "distribution" made on or before a particular date shall include:

1.16.1 any payment or distribution which on or before that date has fallen due to be made; and

1.16.2 any act or transaction which has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax Assessment.

Part 2

2. TAX WARRANTIES

2.1 Payment

The Company has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account on or before Completion. There is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any legislation relating to any Tax or the practice of any Tax Authority.

2.2 Accounts

2.2.1 All liabilities, whether actual, deferred, contingent or disputed, of the Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an Event occurring on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts.

2.2.2 The amount of the provision for deferred taxation contained in the Accounts was, at the date the Accounts were finalised, adequate and fully in accordance with accountancy practices generally accepted in the UK and commonly adopted by companies carrying on businesses similar to those carried on by the Company.

2.3 Returns etc.

2.3.1 The Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all Tax Authorities and has maintained all records required to be maintained for the purposes of any Tax.

2.3.2 All such information as has been supplied to any Tax Authority was, when supplied, and remains complete and accurate in all respects.

2.3.3 All such returns and notices as have been made or given to any Tax Authority were, when made or given, and remain complete and accurate in all respects and were made on the proper basis.

2.3.4 No information supplied, no returns made and no notices given, in each case, to any Taxation Authority reveals, and, so far as the Seller are aware, are likely to reveal, any transactions which may be the subject of any dispute with, or any enquiry raised by, such Tax Authority.

2.4 Disputes and Investigations

The Company is not involved in any current dispute with any Tax Authority or is or has in the last six years been the subject of any dispute, investigation, enquiry, audit or non-routine visit by any Tax Authority. There is, so far as the Seller are aware, no planned dispute, investigation, enquiry, audit or non-routine visit by any Tax Authority in relation to the Company, and there are no facts which might cause such a dispute, investigation, enquiry, audit or non-routine visit to be instituted.

2.5 Penalties and Interest

Within the last seven years, neither the Company nor any director or officer of the Company (in their capacity as such) has paid or has become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay, to any Tax Authority any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

2.6 Special Arrangements

No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of the Company.

2.7 Position since last Accounts Date

Since the Accounts Date:

2.7.1 the Company has not been involved in any transaction which has given or may give rise to a liability to Tax (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of that company arising from transactions entered into by it in the ordinary course of business;

2.7.2 no disposal has taken place or other event has occurred which has or may have the effect of a liability to Tax which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred tax set out in the Accounts;

2.7.3 no event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred tax set out in the Accounts; and

2.7.4 no Accounting Period of the Company has ended.

2.8 Distributions

2.8.1 The Company has not, since incorporation, issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of section 1115 of CTA 2010) or has redeemed, repaid, purchased or otherwise acquired, or agreed to redeem, repay, purchase or otherwise acquire, any of its shares.

2.8.2 No securities (within the meaning of section 1117 of CTA 2010) issued by the Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution for the purposes of Tax.

2.8.3 The Company has not, within the last seven years, made or received any distribution which is an exempt distribution within Chapter 5 of Part 23 to CTA 2010.

2.8.4 The Company has never made any repayment of share capital to which Section 1022 of CTA 2010 applies or issued any share capital paid up otherwise than by the receipt of new consideration.

2.8.5 The Company has not issued any share capital which is of a qualifying class as defined in Section 1049(2) of CTA 2010 (stock dividends) nor does the Company own any such share capital.

2.9 Non-deductible revenue outgoings

All sums payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been and will continue to be deductible in full for corporation tax purposes, either in computing the profits of the Company or in computing the corporation tax chargeable on the Company and such sums payable by the Company shall include, without limitation, all remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees or officers of the Company and all

interest, rent, royalties, annuities and other annual payments paid or payable by the Company under any loan agreement, lease, contract, covenant or other commitment or arrangement.

2.10 Capital gains, intangibles, and groups

2.10.1 No liability to Taxation would be incurred (or would be incurred but for the availability of any relief, allowance, deduction or credit) by the Company on a disposal by it of all or any of its assets for:

(a) in the case of each asset owned by it at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

(b) in the case of any asset acquired since the Accounts Date, a consideration equal to the consideration given for the asset.

2.10.2 The Company has not within the last seven years acquired any asset from any other company which was, at the time of such acquisition, a member of the same group of companies as the Company for the purposes of any Tax.

2.10.3 There are Disclosed full particulars of all claims and elections made (or assumed in the Accounts to be made) insofar as they could affect the chargeable gain, chargeable realisation gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets.

2.10.4 There are Disclosed full particulars of all the intangible fixed assets of the Company to which Part 8 of CTA 2009 applies and the basis of any relief from Taxation claimed in respect of such intangible assets.

2.10.5 The Company is not and has never been a member of a group of companies or a fiscal consolidation or fiscal unity for the purposes of any Taxation, other than the group comprised solely of the Company and the Subsidiaries.

2.10.6 There are Disclosed full details of all surrenders of or claims to which the Company is or has been party in the last seven years for any amount by way of Group Relief and, except as provided in the Accounts, the Company is not, nor will be, obliged to make or entitled to receive any payment for Group Relief in respect of any period ending on or before the Accounts Date.

2.10.7 The Company has not entered into, nor agreed to enter into, an election pursuant to section 171A of TCGA 1992 (election to reallocate gain or loss) or sections 792 CTA 2009 (reallocation of de-grouping charge).

2.11 Withholdings

The Company has made all deductions and retentions of, or on account of, Tax as it was or is obliged or entitled to make, and all such payments of, or on account of, Tax as should have been made to any Tax Authority in respect of such deductions or retentions have been made.

2.12 Book Values

If the Company were to dispose of each of its assets (except trading stock and work in progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm's length, no liability to Tax would arise by reference to any actual or deemed profit or gain. The Company has not acquired any such asset except by way of bargain at arm's length and from a person not connected with it.

2.13 Capital Allowances

If the Company were to dispose of each of its assets which qualifies for capital allowances, or were to dispose of any pool of such assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to its book value as shown in or adopted for the purpose of the Accounts, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

2.14 Close Companies

Within the last six years:

2.14.1 the Company has not made any transfers of value within section 94 of the Inheritance Tax Act 1984;

2.14.2 the Company has not done anything so as to give rise to an assessment or any charge to tax under Chapter 3 of Part 10 to CTA 2010;

2.14.3 The Company has not made a distribution within the meaning of Section 1064 of CTA 2010 except as provided for and properly disclosed in the Accounts; and

2.14.4 the Company has not issued a relevant discounted security to which section 409 of CTA 2009 (*Discounted securities of close companies*) may apply.

2.15 Loan relationships

2.15.1 No liability to Taxation or non-trading deficit would arise for the Company from the loan relationships to which the company is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the Company at the date hereof.

2.15.2 All borrowings by or advances by the Company reflected in the Accounts constitute loan relationships of the Company.

2.15.3 No interest or other amounts treated as a credit or claimed as a debit by the Company (including imputed interest under Part 4 of the TIOPA) remains unpaid and no such debits, save where they relate to unpaid interest, are prevented from being deducted in computing the taxable profits of the Company for whatever reason, including, without limitation because a relationship is for an unallowable purpose as defined in Section 441 of CTA 2009.

2.15.4 There are Disclosed full particulars of the Company's derivative contracts for the purposes of Part 7 of CTA 2009.

2.16 Anti-Avoidance

2.16.1 The Company has not been concerned in (or is, in any way, affected by) any transaction, scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of, a reduction in, or a deferral of, a liability to Tax.

2.16.2 The Company has not entered into any notifiable arrangements for the purposes of Part 7 of FA 2004, any notifiable contribution arrangement for the purposes of the National Insurance Contributions (Application of Part 7 of the FA 2004) Regulations 2012 (SI 2012/1868) or any notifiable schemes for the purposes of Schedule 11A to VATA 1994.

2.16.3 No person, acting in the capacity of an associated person (as defined in section 44(4) of the CFA 2017) of the Company has committed:

(a) a UK tax evasion facilitation offence under section 45 of the CFA 2017; or

(b) a foreign tax evasion facilitation offence under section 46 of the CFA 2017.

2.16.4 The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time by HMRC pursuant to section 47 of the CFA 2017.

2.16.5 The Company nor any of its associated persons (as defined in section 44(4) of the CFA 2017) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017 and no such investigation, inquiry or enforcement proceedings has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

2.17 Value Added Tax

2.17.1 The Company:

(a) is registered for the purposes of value added tax, has been so registered at all times that it has been required to be registered by legislation relating to VAT, and such registration is not subject to any conditions imposed by or agreed with HMRC; and

(b) has complied with and observed in all material respects the terms of legislation relating to VAT and has at all times maintained and obtained complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of such legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by such legislation.

2.17.2 The Company is not, nor has ever been, a member of a group of companies for the purposes of VAT and has not applied to be treated as such a member.

2.17.3 The Company is entitled to obtain full credit for input tax paid or suffered by it and there are no circumstances by reason of which the Company may cease to be so entitled.

2.17.4 The Company has not been a transferee of a business or part of a business as a going concern and has not as part of such a transfer taken over the VAT registration number of that transferred business.

2.17.5 The Company is not, has never been, and has never been required to be, registered for the purposes of and has not paid and has never had any liability to pay any value added, goods and services or sales tax in any jurisdiction outside the UK.

2.17.6 All customs duty and import VAT and other import taxes payable by the Company in respect of any importation has been duly paid and all required procedures complied with.

2.17.7 The Company has never been subject to a VAT reverse charge or self-supply provisions and procedures.

2.17.8 The Company has not deferred the payment of any VAT due in the period ended on 30 June 2020 which remains outstanding, has not agreed or sought to agree with a Tax Authority deferment of payment of VAT or any other Taxation under a Time to Pay or other arrangement and no Taxation payments due have been deferred under any such arrangement.

2.17.9 The Company has not opted to tax (within the meaning of Schedule 10 to VATA 1994) the Premises (or any of, or any part of, them) and has not made a real estate election in relation to any land (within the meaning of paragraph 21 of Schedule 10 to VATA 1994).

2.17.10 The Disclosure Letter sets out accurately, in respect of each of the assets (if any) of the Company which is a capital item for the purpose of Part XV of the Value Added Tax Regulations 1995, the following:

(a) details of the capital item;

(b) the amount of the total input tax on the capital item (within the meaning of the said Regulations) and the extent of the input tax entitlement at the time that the original deduction was determined, and any adjustments made or to be made having regard to events occurred up to the date of this Agreement;

(c) the date of acquisition of the capital item and the number of intervals in the adjustment period remaining at the date of this Agreement; and

(d) full particulars of all matters to date relevant in determining any adjustments.

2.18 Stamp Taxes

2.18.1 All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset, or by virtue of which the Company has any right, have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract a liability to stamp duty if they were brought into the United Kingdom.

2.18.2 The Disclosure Letter contains full details (including details of the parties to the relevant transaction, its subject-matter, the effective date, and the amount of any stamp duty land tax already paid, together with records kept in connection with any land transaction return which has already been delivered) of all land transactions:

(a) which have an effective date falling before Completion; or

(b) in respect of which the date of the contract for the land transaction falls before Completion,

and, in either case, in respect of which the Company will be under or may become subject to an obligation to deliver a return or further return or to pay additional stamp duty land tax or to pay stamp duty land tax where none was previously payable.

2.19 Secondary Liabilities

The Company is not liable to pay, make reimbursement of, or to indemnify in respect of, any Tax (or any amount corresponding to Tax) as a consequence of the failure by any other person to discharge that Tax or amount within any specified period or otherwise.

2.20 Employment taxation

2.20.1 In this paragraph 2.20 and preceding paragraph 2.21 only, **"employee"** means any person who is, or could be, treated, regarded or deemed for Tax purposes to be an employee of the Company (which includes but is not limited to directors and other officers), irrespective of whether such person is under a contract of employment with, or otherwise treated or regarded as an employee by, the Company.

2.20.2 The Company has properly operated the Pay As You Earn (**"PAYE"**) system (and all similar applicable systems in jurisdictions outside the UK) and has correctly and timeously accounted under such system to a Tax Authority for all Tax deducted from or otherwise payable in respect of payments made to its employees and all Tax chargeable on benefits provided to its employees, and all returns (required by Part II of ITEPA and regulations made thereunder or otherwise in jurisdictions outside the UK) have been punctually made and are accurate and complete in all respects and the Company has not been subject to an audit or enquiry in respect of such matters in the last seven years.

2.20.3 The Company has not been granted any dispensations (such as a PAYE Settlement Agreement) relating to the Taxation of its employees or the reporting of benefits provided to such employees where such dispensation is currently applied or has been applied in the last seven years.

2.20.4 The Company has not paid or agreed to pay any remuneration (including bonuses) or other emoluments or provided any benefit to any employee or officer of it other than such payments as were or will be allowable as a deduction in computing the profits of the Company for the purposes of corporation tax (or in jurisdictions other than the UK, any Tax on profits or gains).

2.20.5 Since the Accounts Date, the Company has not made any ex gratia payments to an employee or officer or to a former employee or officer.

2.20.6 There are no arrangements in place under which a payment, loan or provision of any asset has been or could be made, or an earmarking of any asset has been or could be made, by a third party, to or in favour of a person who is, has been or could become, an employee or officer of the Company, or is connected to such a person.

2.20.7 The Company has always complied with, and had appropriate processes in place to comply with, its obligations under the off-payroll working rules in Chapter 10 of Part 2 of ITEPA 2003 and to undertake appropriate due diligence of its labour supply chains.

2.20.8 The Company has in place appropriate processes to ensure that all persons providing services to the Company as a self-employed person are not for tax purposes required to be treated as an employee and this includes as a minimum using HMRC's CEST tool.

2.21 Employment related securities

2.21.1 In this paragraph 2.20, **"Employment-Related Security"** means any security (as defined by Section 420 of ITEPA), or any interest in any security, acquired by any person, where the right or opportunity to acquire the securities or the interest in the securities was made available by reason of the employment (that expression having the same meaning which it is given in Section 421B of ITEPA) of that person or of any other person with the Company.

2.21.2 There are Disclosed full details of all Employment-Related Securities acquired by any person, including without prejudice to the generality of the foregoing full details of any securities which were restricted securities (within the meaning in Section 423 of ITEPA at the time of the acquisition) and details of all elections made under Section 431 to ITEPA in relation to such securities (and of any liability to employment income which has arisen or may arise as a result of that election).

2.21.3 No Employment-Related Securities have been disposed of (at any time on or before Completion) in circumstances where chapter 3D of Part 7 of ITEPA (securities disposed of for more than market value) could apply to the disposal, and without prejudice to the generality of the foregoing no former officer or employee has sold any shares in the Company on or following their cessation of employment or office

for a price which was greater than the market value of those shares at the date of disposal.

2.21.4 No associated person (within the meaning in Section 421C of ITEPA) has received any benefit which may be subject to tax under Chapter 4 of Part 7 ITEPA (post-acquisition benefits) by virtue of the ownership of Employment-Related Securities.

2.21.5 There has been no acquisition at any time by any person of Employment Related Securities for a value below their market value at the time of acquisition.

2.21.6 The Company has at all times submitted to the relevant Tax Authority by the requisite dates complete and accurate of all reportable events (as defined in Section 421K of ITEPA in relation to which it is a responsible person (as defined in Section 421L of ITEPA.

2.22 Share Incentives/Options

2.22.1 The Company has not ever introduced or operated a share incentive or share option scheme for its employees or officers and none of its employees or officers have been granted any rights over, or in relation to, shares.

2.22.2 The Company will not incur any liability to national insurance contributions nor have any liability to account for income tax or national insurance contributions under the PAYE system (within the meaning of section 686 of ITEPA 2003) in respect of:

(a) the exercise of any options to acquire shares or securities (howsoever defined) granted (by the Company or otherwise) to any employees and/or directors where such options are capable of being exercised at any time on or after Completion (whether or not also capable of being exercised at any time before Completion); or

(b) the sale of any of the Sale Shares (whether in respect of any liability falling within Chapters 2 to 4 (inclusive) of Part 7 of ITEPA 2003 or otherwise).

2.22.3 Details of all elections made pursuant to section 431 of ITEPA 2003 in respect of any of the Sale Shares are set out in the Disclosure Letter.

2.23 Research and Development Tax credits and Patent Box

2.23.1 The Company has engaged reputable external advisors, and retains a copy of their advice that a claim is reasonable or those advisors have prepared such a claim, in any case where it has claimed Research and Development (**"R&D"**) Tax credits, R&D Expenditure Credits, or any other benefit under the R&D Tax regime in Part 13 of CTA 2009 or Part 3, Chapter 6A of CTA 2009, and no such claim has ever been the subject of query by HMRC.

2.23.2 The Company has kept and maintained complete and accurate records and other information required for the purposes in respect of any claims made under Part 8A of CTA 2010 (to enable the tax liabilities of the Company to be calculated accurately) and has submitted on a proper basis all elections, revocations, notices, claims, computations and any other required information to HM Revenue & Customs for the purposes of such claims, and no such claim has ever been the subject of query by HMRC.

2.24 Residence

The Company is resident for Tax purposes solely in the jurisdiction in which it is incorporated, and has never had a permanent establishment or liability to Tax in a jurisdiction other than the jurisdiction of incorporation.

2.25 Transaction between persons under common control

2.25.1 No transaction or arrangements involving the Company have taken place or are in existence other than on arm's length terms or which are such that:

(a) any of the provisions of, in the UK, Part 4 of TIOPA have been or could be applied to them; or

(b) a direction has been or could be made under paragraphs 1, 1A or 2 of Schedule 6 to the VATA; or

(c) any other provisions having equivalent effect might apply (including any provisions or measures under the laws of a foreign jurisdiction or the terms of a relevant double taxation convention).

2.25.2 The Company has within its possession a full and accurate suite of documentation to support and justify the intra-group transfer prices, policies and procedures that will meet the requirements of all relevant jurisdictions.

2.26 Controlled foreign companies

The Company does not have, and has not had in the seven year period ending on the date of this Agreement had, an interest in a controlled foreign company as defined in in Part 9A of TIOPA.

Part 3

3. COVENANT BY THE SELLERS

3.1 Subject to Paragraph 4, the Seller covenants and undertakes to pay to the Buyer an amount or amounts equal to each of the following:

3.1.1 any Actual Tax Liability (not being inheritance tax nor any charges, interest, penalties and fines incidental or relating to inheritance tax falling within Paragraph 3.1.3) of the Company arising as a result of, in respect of, or by reference to:

(a) any Event occurring on or before Completion (including, for the avoidance of doubt, anything to be done at, or as at, Completion pursuant to this Agreement); or

(b) any income, receipts, profits or chargeable gains (not falling within Paragraph 3.1.1(a)) earned, accrued or received on or before, or in respect of any period ending on or before, Completion;

3.1.2 any Deemed Tax Liability of the Company;

3.1.3 any liability of the Buyer or the Company (or either of them) in respect of inheritance tax which:

(a) is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares comprising the issued share capital of, or any of the assets of, the Company; or

(b) after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares comprising the issued share capital of, or any of the assets of, the Company, arising as a result of the death of any person within seven years after a transfer of value if a charge on or power to sell, mortgage or charge any such shares or assets would, if the death of that person had occurred immediately before Completion and the inheritance tax which had become payable as a result thereof had not been paid, have existed at Completion; or

(c) arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person, whenever occurring),

(i) and any charges, interest, penalties and fines incidental or relating to such inheritance tax;

3.1.4 any Tax Liability of the Company to account for income tax and/or national insurance contributions, and any charges, interest, penalties and fines incidental or relating thereto, whether arising before or after Completion, in respect of or in connection with:

(a) the grant, exercise, release, surrender, cancellation, exchange or other disposal of an option or other right to acquire securities;

(b) any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003); and/or

(c) the exercise after Completion of an option or other right to acquire securities,

(d) in each case, where the where acquisition of the security or grant of the option or other right to acquire the security (as the case may be) occurred on or before Completion;

3.1.5 any Tax Liability arising as a result of or in connection with any payments under this Agreement which shall include for the avoidance of doubt any payments in the nature of deferred consideration (whether and without limitation satisfied in cash, shares or loan notes) or by way of loan notes or the redemption of loan notes, or the making by the Seller of any payments, whether as a bonus or otherwise, to any person treated as an employee of the Company for Tax purposes;

3.1.6 any Tax Liability of the Buyer to account for income tax and/or national insurance contributions, and any charges, interest, penalties and fines incidental or relating thereto, whether arising before or after Completion, in respect of the acquisition of the Sale Shares and/or payment of the Price;

3.1.7 any Tax Liability of the Company under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or the Company or an associate of them;

3.1.8 any Tax Liability of the Company (not otherwise falling within Paragraph 3.1.1) which is the liability to Tax of any other person (not being the Company) and for which the Company is liable by reason of having been, at any time on or before Completion, related to:

(a) that other person for the purposes of any Tax;

(b) any person which is or has been at any time related to that other person for the purposes of any Tax; or

(c) any other person which is or has been at any time related to a person falling within Paragraphs 3.1.8(a) or 3.1.8(b) for the purposes of any Tax;

3.1.9 any Tax Liability of the Company arising as a result of or in connection with the Company leaving the group (of which it was a member before Completion) for any Tax purpose;

3.1.10 any Tax Liability in respect of a chargeable gain which arises as a result of the disposal at any time of any asset acquired by the Company before Completion, to the extent that such Tax Liability would not have arisen if the expenditure allowable under Section 38(1)(a) of the TCGA 1992 in respect of the asset (ignoring any other Relief) had not been less than the value of the asset stated or recognised in the Completion Balance Sheet;

3.1.11 any liability of the Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer's Tax Group) in respect of Group Relief pursuant to any arrangement or agreement entered into by the Company on or before Completion save to the extent that such payment or repayment is reflected in the Completion Balance Sheet;

3.1.12 the loss in whole or in part of the right of the Company to receive any payment (other than from a member of the Buyer's Tax Group) for Group Relief pursuant to any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Completion Balance Sheet;

3.1.13 any liability of the Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before Completion of a sum equivalent to or by reference to another person's Tax liability;

3.1.14 any Tax Liability of the Company arising as a result of or in connection with any revaluation of investment assets on or before Completion;

3.1.15 all charges, interest, penalties and fines (not otherwise falling within Paragraphs 3.1.1 to 3.1.8) incurred by or charged against the Company (whether in respect of periods before or after Completion) in respect of:

(a) any Tax Liability (whether or not such Tax Liability has been paid or otherwise extinguished) either arising on or before Completion or arising after Completion in the circumstances falling within Paragraphs 3.1.3 or 3.1.8; or

(b) any default in relation to Tax incurred or committed on or before Completion; and

3.1.16 any costs and expenses incurred by the Buyer and/or the Company in connection with any such liability or amount as is referred to in any of Paragraphs 3.1.1 to 3.1.9, or with any claim in respect thereof or in taking or defending any action under this Schedule.

4. LIMITATIONS

4.1 The Seller shall not be liable under the Tax Covenant in respect of any Tax Liability of any person to the extent that:

4.1.1 provision (not being a provision for deferred Tax) has been made for such Tax Liability in the Completion Balance Sheet; or

4.1.2 such Tax Liability was paid or otherwise discharged on or before Completion, and the amount so discharged was reflected in the Completion Balance Sheet; or

4.1.3 such Tax Liability arises or is increased as a result of:

(a) the coming into force after Completion of, or any introduction or change after Completion, in each case, not having been previously announced, in, any Law or any published practice of any Tax Authority of general application; or

(b) any change after Completion in the rates of Tax,

(ii) in each case, with retrospective effect; or

4.1.4 such amount does not exceed an amount for which the Seller are also liable under this Agreement in respect of the same Tax Liability, and such liability has been fully satisfied (with no right of recourse); or

4.1.5 such Tax Liability would not have arisen but for any act, omission or transaction done, made or carried out by the Buyer and/or the Company or any of their respective directors, employees or agents after Completion, where such act, omission or transaction was done, made or carried out otherwise than:

(a) as required by law or pursuant to a legally binding commitment of that person created on or before Completion; or

(b) in the ordinary course of trading of that person as carried on immediately before Completion; or

(c) at the request of, or with the approval of, the Seller;

(d) in circumstances where the Buyer could not reasonably have been expected to know that it would or might give rise to the Tax Liability in question;

(e) is the preparation or submission of any tax return or computation or voluntary disclosure to a Tax Authority; or

4.1.6 the Buyer or that person has received from any other person (other than the Company) a payment in respect of such Tax Liability; or

4.1.7 such Tax Liability would not have arisen but for a change in the accounting reference date or a change in the accounting policies or practices applying to, or in any way affecting, that person, introduced or having effect after Completion, other than a change which is required in order to comply with the accounting principles applying to that person.

5. REBATE

5.1 Paragraph 5.2 shall apply where:

5.1.1 the Seller has paid any amount due to the Buyer under the Tax Covenant in respect of any Tax Liability of any person (in this Paragraph 5, the **Relevant Payment**); and

5.1.2 on or before the seventh anniversary of Completion, the Buyer and the Company (or either of them) (in this Paragraph 5, the **Relevant Recipient**) receives (whether by way of actual receipt, credit, set-off or otherwise) from any other person (other than the Company) a payment in respect of such Tax Liability (including any related interest received) (in this Paragraph 5, the **Relevant Receipt**).

5.2 The Buyer agrees with the Seller that, where this Paragraph 5.2 applies, it shall (provided that, and to the extent that, its entitlement to the Relevant Receipt is not thereby prejudiced) repay, or cause to be repaid, to the Seller (on behalf of the Seller (the Seller's receipt thereof being a satisfactory discharge in respect of the payment by the Buyer under this Paragraph 5.2)) a sum equal to the lesser of:

5.2.1 the amount of the Relevant Receipt after deduction therefrom of the aggregate of:

(a) the reasonable costs (to the extent that such costs have not been reimbursed pursuant to the indemnity given in Paragraph 5.3) incurred by the Buyer and the Relevant Recipient (or either of them) in obtaining it; and

(b) any Actual Tax Liability of the Relevant Recipient in respect of the Relevant Receipt; and

5.2.2 the amount of the Relevant Payment (except so much of the Relevant Payment as represents an amount payable by virtue of Paragraph 8.3).

5.3 If the Buyer shall become aware of its actual or potential entitlement or the actual or potential entitlement of the Company to any Relevant Receipt, the Buyer shall:

5.3.1 give or cause to be given written notice thereof in accordance with Clause 14 to the Seller as soon as reasonably practicable after becoming so aware; and

5.3.2 if so requested by the Seller, and subject to the Buyer and the Company being indemnified to the reasonable satisfaction of the Buyer against all costs and expenses which may be thereby incurred, take or cause to be taken such appropriate and reasonable steps to secure receipt of the payment in question.

5.4 Neither the Buyer nor the Company shall be obliged to take or procure the taking of any action under paragraph 5.3.2:

5.4.1 it involves raising or prosecuting legal proceedings unless they have been advised in writing by leading counsel instructed by agreement between the Buyer and the Seller

at the Sellers' expense that such legal proceedings is a reasonable course of action and will, on the balance of probabilities be successful; or

5.4.2 in the opinion of the Buyer it is likely to increase the liability to Tax of any company in the group of companies of which the Buyer is for the time being a member or would be unduly onerous or materially prejudicial to the Buyer or the Company or their respective business; or

5.4.3 the underlying Tax Liability derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of the Seller (or any of them) at any time or by or of the Company prior to Completion or if the Buyer has reasonable grounds to so believe;

5.4.4 should the Seller:

(a) become insolvent and any corporate action, or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer to its or any of its assets; or

(b) be unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors; or

5.4.5 if it requires the Company to take any action against any person who is at the time in question either an employee or director of any member of the Buyer's Tax Group, or any company that is at the time in question a member of the Buyer's Tax Group.

6. CONDUCT OF CLAIMS FOR TAX

6.1 If the Buyer and the Company (or either of them) shall become aware of any Claim for Tax which might give rise to a claim under this Schedule, the Buyer shall, but not as a condition precedent to the liability of the Seller hereunder, give or cause to be given to the Seller written notice thereof in accordance with Clause 14 as soon as reasonably practicable (and, in any event, in the case of a Claim for Tax which requires an appeal to be made against it or other action to be taken within a specified period of time in excess of 20 Business Days, not later than five Business Days prior to the expiry of that time period).

6.2 As regards any such Claim for Tax, the Buyer shall, subject to Paragraphs 6.3 to 6.5, take or cause to be taken such action (but not including allowing the Seller or any person nominated by it to undertake the conduct of such Claim for Tax, nor of any proceedings of whatsoever nature arising in connection with it, in their own name) as the Seller may, by written notice given to the Buyer, reasonably request to:

6.2.1 cause that Claim for Tax to be withdrawn;

6.2.2 dispute, resist, appeal against, compromise or defend that Claim for Tax, and any determination in respect thereof; and/or

6.2.3 apply to postpone (so far as legally possible) the payment of any Tax pending the determination of any appeal.

6.3 The Buyer shall not be required to take any action requested by the Seller in relation to any Claim for Tax unless and until the following have taken place:

6.3.1 the Buyer and the Company have been indemnified and secured to the reasonable satisfaction of the Buyer against all losses (including any additional Actual Tax Liability of that person), interest, costs, damages and expenses which may be thereby suffered or incurred by the Buyer and the Company (but excluding any costs or expenses which are not reasonably incurred); and

6.3.2 the Seller have acknowledged their liability under the Tax Covenant in respect of such Claim for Tax.

6.4 This Paragraph 6.4 shall apply where, in accordance with Paragraph 6.2, the Seller shall request the Buyer to take action in relation to any Claim for Tax:

6.4.1 any request shall be made by written notice in accordance with Clause 14 within a reasonable time (and in any event within fifteen Business Days) of receipt by the Seller of any notice given to the Seller in accordance with Paragraph 6.1 (and, in any event, in the case of a Claim for Tax which requires an appeal to be made or other action to be taken within a specified period of time, not later than five Business Days prior to the expiry of such specified period);

6.4.2 where the Seller do not make such a request within such period referred to in Paragraph 6.4.1, the Company shall (without prejudice to the rights of the Buyer to make a claim against the Seller under the Tax Covenant in respect of the Claim for Tax) be free to take such action as it considers reasonable in the circumstances to settle the relevant liability to which the Claim for Tax relates;

6.4.3 the Buyer and the Company shall not be obliged to comply with any request which involves contesting any assessment to Tax before any court or other appellate body (including any tribunal) unless the Buyer and the Company have been advised in writing, at the expense of the Seller, by leading tax counsel instructed by agreement between the Buyer and the Seller or, failing such agreement, in accordance with the procedure set out in Paragraph 6.6, that an appeal against such assessment would, on the balance of probabilities, be won by the Buyer or, as the case may be, the Company;

6.4.4 the Buyer and the Company shall not be obliged to take any action which is likely to:

(a) increase the liability to Tax of the Buyer and the Company (or either of them) for any periods ending after Completion; or

(b) have a material adverse effect on the business or financial reputation, interest or goodwill of any company in the group of companies of which the Buyer or the Company is (at the time such action would be taken) a member; and

6.4.5 the rights of the Seller under Paragraph 6.2 shall cease if legal proceedings are commenced with a view to (in the case of an individual) any of their bankruptcy and (in the case of any other person) any of their winding-up, dissolution or administration, or for the appointment of a receiver, administrator, trustee or similar officer in respect of it or of any of its assets (otherwise than for the purpose of its voluntary reconstruction or amalgamation).

6.5 The Buyer shall not be obliged to take any action under Paragraph 6.2 in respect of any Claim for Tax (and, accordingly, where that is the case the Buyer shall have sole conduct of such Claim for Tax) if with the Seller or the Company has committed acts or omissions which constitute or are alleged by any Tax Authority to constitute fraud or deliberate understatement.

6.6 If the Seller and the Buyer shall not have agreed upon leading tax counsel within 14 days, such matter shall thereupon be referred to such leading counsel as the President for the time being of the Law Society of England and Wales shall (at the request of either the Buyer or the Seller) nominate.

7. WITHHOLDINGS AND GROSS-UP

7.1 All sums due under this Agreement from the Seller to the Buyer shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by Law other than where such a reduction or withholding arises as a result of an assignment of the benefit of this Agreement by the Buyer.

7.2 If, at any time, any Law requires the Seller to make any deduction or withholding from any sums due to the Buyer under this Agreement, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Buyer receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

7.3 If the Seller are required by Law to make any deduction or withholding as referred to in Paragraph 7.2, the Seller shall:

7.3.1 make such deduction or withholding; and

7.3.2 pay to the relevant Tax Authority the full amount deducted or withheld in accordance with Law.

7.4 If any amount paid or due to the Buyer under this Agreement gives rise to an Actual Tax Liability, or would (but for the availability of any Relief) give rise to an Actual Tax Liability, in the hands of the Buyer or the Company, then the amount so paid or due (in this Paragraph 7.4, the **net amount**) shall be increased to an amount (in this Paragraph 7.4, the **grossed-up payment**) which (after subtraction of the amount of any Actual Tax Liability which arises, or would, but for the availability of any Relief, arise in the hands of the Buyer in respect of the grossed-up payment) shall ensure that the net amount in the hands of the Buyer or the Company (after Tax) is the same as it would have been were the payment to Tax, provided that if any amount is initially paid on the basis that the amount due is not taxable in the hands of the Buyer or vice versa and it is subsequently determined that it is or it is not, such additional amounts shall be paid to or by the Buyer as shall place the Buyer in the same after-tax position as it would have been in if the amount due had not been taxable in the hands of the Buyer.

8. PAYMENT

8.1 Where any amount is required to be paid by any person to the Buyer under this Schedule in respect of any Actual Tax Liability or any Tax Liability falling within Paragraph 3.1.15, that person shall pay such amount in cleared, immediately available funds on or before the date falling two Business Days before the last date on which the Tax in question is due for payment to the relevant Tax Authority without incurring any penalty, fine or interest or, if later, five Business Days following the date on which the Buyer notifies that person of its liability to make payment and the amount of that payment.

8.2 Where any other amount is required to be paid by any person to the Buyer under the Tax Covenant, that person shall pay such amount in cleared, immediately available funds on or before the date falling:

8.2.1 in the case of a Deemed Tax Liability falling within any of the circumstances in Paragraphs 1.2.2, 1.2.3 and 1.2.4, two Business Days before the date upon which the Tax in question would (but for such circumstances) have been due for payment to the relevant Tax Authority without incurring a penalty, fine or interest;

8.2.2 in the case of the unavailability of a right to repayment of Tax falling within Paragraph 1.2.1, two Business Days before the date upon which the repayment of Tax would have been made but for that repayment of Tax being unavailable;

8.2.3 in the case of the unavailability of any other Buyer's Relief, two Business Days before the date upon which the Company is or becomes liable to make a payment of Tax which, but for that Buyer's Relief being unavailable, it would not have had to make (on the assumption that the Company makes that payment of Tax on the last date on which it could be paid without incurring a penalty, fine or interest);

8.2.4 in the case of a Tax Liability falling within Paragraph 3.1.4, two Business Days before the date upon which the payment or repayment is due to be made by the Company; or

8.2.5 in the case of a Tax Liability falling within Paragraph 3.1.16, two Business Days before the date upon which the costs or expenses are due to be paid by the Buyer or the Company,

and, if later, or in any other case, five Business Days after the date on which the Buyer notifies that person of its liability to make a payment and the amount of that payment.

8.3 Sums not paid on the dates specified in Paragraphs 8.1 and 8.2 shall bear interest (which shall accrue from day to day after, as well as before, judgement) at the Default Rate for the period from the date following that specified date up to and including the day of actual payment of such sums (or the next Business Day if the day of actual payment is not a Business Day) compounded quarterly, provided that interest shall not be payable under this Paragraph 8.3 in respect of any period or part thereof to the extent that the amount of the Tax Liability in question already takes account of interest for the same period or part thereof.

9. GENERAL

All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Schedule will be treated, to the extent possible, as an adjustment to the Price for the Sale Shares.

10. OVERPROVISIONS

10.1 If, on or before the eighth anniversary of Completion the accountants for the time being of the Company certify (at the request and expense of the Seller) or it is otherwise agreed that any provision for Tax in the Completion Statements has proved to be an Overprovision, then:

10.1.1 the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Schedule;

10.1.2 to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of such excess; and

10.1.3 to the extent that such excess as referred to in paragraph 10.1 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Schedule.

10.2 After the Company's accountants have produced an certificate under this paragraph 10, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the accountants for the time being of the Company (as the case may be) to review (at the expense of the Seller) that certificate in light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

10.3 If the accountants make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Seller (as the case may be) as soon as reasonably practicable.

10.4 If the Buyer becomes aware that there are or may be such overprovisions, it shall (or shall procure that the company shall) as soon as and to the extent reasonably practicable inform the Seller of the fact and the amount in question.

10.5 In determining whether there has been an Overprovision, the accountants will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

11. STAMP DUTY – LIQUIDATED DAMAGES CLAUSES

The Seller hereby warrants to the Buyer that all documents forming part of the title to any asset of the Company or which the Company may wish to enforce or produce in evidence are duly stamped and have where appropriate have been adjudicated. The Seller hereby agrees that in the event of a breach of this warranty they shall forthwith upon demand by the Buyer pay to the Buyer by way of liquidated damages an amount equal to any unpaid stamp duty and any interest or penalties payable in respect thereof.

12. BUYER'S COVENANT

12.1 The Buyer hereby covenants with the Seller to pay to the Seller an amount equal to any Tax for which the Seller are liable as a result of the non-payment by the Company after Completion of any Tax which is a primary liability of the Company together with any reasonable third party costs and expenses properly incurred by the Seller in connection with taking any successful action under this paragraph save that this paragraph shall not apply:

12.1.1 in respect of any Tax for which the Seller is liable (whether or not the Buyer has claimed or could validly claim against the Seller under this Schedule) to make (but has not yet made) payment to the Buyer under this Schedule;

12.1.2 an amount in respect of Tax has been recovered by the Seller or any member of the corporate group of which they are a member under any relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment is made hereunder);.

12.2 A payment to be made by the Buyer under this Schedule shall be made on the date which is the later of five Business Days after written demand for such payment and five Business Days prior to the due date for payment of any liability to the Seller referred to in clause 13.1.

13. PREPARATION OF TAX RETURNS

13.1 The Seller shall give all such assistance, supply or procure to be supplied all such information, and facilitate access to such accounting and other records as the Buyer may reasonably request for the purpose of enabling the Buyer and the Company to make enquiries of and returns to Tax Authorities and to negotiate any liability the Company may have to Taxation.

13.2 The Buyer or their duly authorised agents shall, at the expense of the Company, prepare the Tax returns and computations for the Company for all outstanding accounting periods ended on or prior to Completion which have not already been submitted to a Tax Authority (the **"Outstanding Returns"**), and for the accounting period starting before Completion and ending after Completion (the **"Straddle Period Return"**).

13.3 The Buyer will procure that the Company shall sign and submit the Outstanding returns and the Straddle Period Return to the relevant Tax Authorities within the applicable time limits.

13.4 Prior to submission of the returns to the relevant Tax Authorities, the Buyer shall procure that the Seller is given a reasonable period (being at least 10 Business Days) to comment on the Outstanding returns and to comment on the Straddle Period Return to the extent it relates to any Event on or before Completion, and shall take any reasonable comments received into account before such returns are submitted.

SCHEDULE 9
SELLER'S PROTECTION

1. OPERATION OF SCHEDULE AND ESCROW AMOUNT

1.1 The Escrow Amount will be funded by Buyer within ten (10) Business Days of the Completion Date and the Buyer still provides such evidence of the funding as the Sellers may reasonably require.

1.2 The provisions in this Schedule operate so as to limit the liability of the Seller in respect of any Warranty Claims and/or Tax Covenant Claims, to the extent stated in this Schedule.

1.3 Any payments due to Buyer for the settlement of a Warranty Claim, Tax Claim or Liability related to a breach of this agreement by Seller shall be first paid from the Escrow Amount, until such Escrow Amount is reduced to zero pounds.

2. TIME LIMITS

2.1 The Buyer may not make any Warranty Claim or Tax Covenant Claim against the Seller unless written notice of the Warranty Claim or Tax Covenant Claim has been given to that Seller, or the Seller on that Seller's behalf (stating in reasonable detail, to the extent known, the nature of the breach of Warranty to which the Warranty Claim relates or the nature of the Tax Covenant Claim (as appropriate) and, so far as it is reasonably practicable, the amount claimed):

2.1.1 in respect of:

(a) any Tax Claim; or

(b) any Title and Capacity Warranty Claim;

on or before the seventh anniversary of the Completion Date; and

2.1.2 in respect of any General Warranty Claim which is not listed in sub-paragraphs (a) or (b) of Paragraph 2.1.1, on or before the day that is 12 calendar months after the Completion Date.

2.2 The Seller shall have no liability in respect of a Warranty Claim if and to the extent that such Warranty Claim is based upon a contingent liability unless and until such liability becomes an actual liability provided that this Paragraph 2.2 will not operate to prevent the Buyer making a Warranty Claim in respect of a contingent liability if notice of such Warranty Claim is given to the relevant Seller by or on behalf of the Buyer within the time limits in Paragraph 2.1 in circumstances where the liability does not become an actual liability until after the expiry of the relevant time limit.

3. THRESHOLDS

3.1 The Seller will not have any liability for any General Warranty Claim:

3.1.1 unless the amount of each such General Warranty Claim (when aggregated with other Warranty Claims based on substantially the same matter, facts, events or circumstance) exceeds £10,000; and

3.1.2 unless and until the aggregate amount of such General Warranty Claims, when aggregated with the amount of any other Warranty Claim or Tax Claim made against the Seller (or any of them), exceeds £100,000

and in either case the Seller will be liable for the whole amount claimed and not just the excess over the relevant amount and in the event the aggregate amount of claims exceeds the

threshold specified in Paragraph 3.1.2, the threshold specified in Paragraph 3.1.1 of this Schedule 9 shall cease to apply to any General Warranty Claim and the Seller shall be liable for all General Warranty Claims irrespective of their amount.

3.2 The total liability of the Seller for all General Warranty Claims and Title and Capacity Warranty Claims and Tax Claims will not in any circumstances exceed the Price (assuming no reduction to the Escrow Amount).

4. DISCLOSURE

4.1 The General Warranties and the Tax Warranties shall only be qualified by matters to the extent Disclosed.

4.2 Neither the contents of the Disclosure Letter nor the Disclosure Documents shall qualify the Title and Capacity Warranties nor have any relevance in relation to any Tax Covenant Claim or Title and Capacity Warranty Claim.

5. FRAUD ETC.

This Schedule does not apply to a Warranty Claim or Tax Covenant Claim which results wholly or partly from the fraud, dishonesty, wilful misconduct or wilful concealment by any Seller or their agents or advisers.

6. ALLOWANCES AGAINST CLAIMS

If a Group Company or the Buyer recovers any sum from any third party for any loss, damage or liability giving rise to a Warranty Claim:

6.1.1 that sum, less all costs and expenses reasonably incurred by the Buyer or the Group Company in recovering it, will (save to the extent already taken into account in computing the amount of such claim) be set-off against the Seller' liability for that Warranty Claim; and

6.1.2 if sums previously paid by the Seller or any of them for that Warranty Claim exceed the net amount of the loss, damage or liability to which the Warranty Claim relates and which remains after the set-off, the Buyer will pay the amount of any such excess (after deducting its costs and expenses incurred in bringing a claim against both the third party and the Seller for the matter constituting that Warranty Claim) to the Seller, or relevant Seller as the case may be, as soon as reasonably practicable.

7. MITIGATION

Nothing in this Agreement affects the duty at law of the Buyer or a Group Company to mitigate its loss, provided that no duty to mitigate will arise in respect of a claim under the Tax Covenant or for a claim in respect of Liabilities for which the Seller (or any one or more of them) have agreed to compensate the Buyer on an indemnity basis.

8. NO DOUBLE RECOVERY

The Buyer shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once under this Agreement in respect of the same loss or liability.

9. CHANGE IN LAW

The Seller will have no liability in respect of any Claim if it arises or (to the extent of any increase) it is increased as a result of the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of any Authority after Completion.

10. RECOVERY FROM THIRD PARTIES AND THIRD PARTY CLAIMS

10.1 Any sum recovered by the Buyer or the Company from a third party (including without limitation any insurer pursuant to **paragraph 10**) in respect of any matter or event which has given or could give rise to a Claim will reduce the amount of such Claim after deduction of any taxation and all reasonable costs and expenses of recovery, and any associated premium increase.

10.2 If the Seller pays the Buyer or the Company a sum to settle or discharge a Claim and within 12 months of making the payment the Buyer or the Company subsequently recovers a sum which is directly referable to the Claim then:

10.2.1 if the loss or damage incurred by the Buyer in respect of such Claim has been fully compensated or made good by the Seller either the Buyer will (or will procure that the Company will) repay the Seller the amount recovered from the third party less any taxation on and reasonable costs and expenses incurred in recovering such amount and any associated insurance premium increases; or

10.2.2 if the figure resulting under **paragraph 10.2.1** is greater than the amount paid by the Seller to settle or discharge the Claim, then the Buyer is only obliged to repay to the Seller such amount as is equivalent to the sum paid by the Seller in settlement or discharge of such Claim.

10.3 In the event that the Buyer shall be aware or become aware of any fact matters or event which the Buyer believes may constitute or give rise to a Claim (other than a claim to which Schedule 8 applies, in relation to which the provisions of that Schedule shall apply) the Buyer shall:

10.3.1 not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential claim without prior consultation with the Seller save where, in the reasonable opinion of the Buyer, such consultation may compromise the commercial interests of the Buyer;

10.3.2 at its discretion upon request in writing from the Seller disclose to them all reasonable information and documents relating to the Claims (including in respect of the Buyer's ability to recover or claim or obtain any credit, relief, benefit or accrual in respect of any damage, liability, fact, matter or circumstance which is the subject of the Claim) or the matters which have or may give rise to such Claim and, if requested by the Seller's cost' give the Seller and its professional advisers reasonable access on reasonable notice and at reasonable times during normal business hours to the personnel of the Buyer and/or the Group as the case may be and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the Group to enable the Seller and their professional advisers during normal business hours to interview such personnel, and to examine such claim, premises, chattels, accounts, documents and records and to take copies or photographs thereof at the Seller's own expense save where the Buyer would be entitled to withhold any documents or records from disclosure to the Seller during the course of legal proceedings were the Buyer to make a Claim against the Seller.

10.4 The Buyer shall take or procure that the Company takes such action as the Seller may reasonably request to avoid dispute resist compromise defend pursue or prosecute any claim or mitigate any event or fact or prevent the occurrence of any fact matter or circumstance which has or the Buyer believes will give rise to any Claim or affect the amount of any such Claim (other than a claim to which Schedule 8 applies) provided that:

10.4.1 the Seller shall not be entitled to require the Company to delegate the conduct of such action to them or to any agent or professional adviser of the Seller Representative or the Seller;

10.4.2 the Seller shall first indemnify and secure the Company and the Buyer to the satisfaction of the Buyer against all sums for which the Seller is or may be liable

pursuant to the Claim and for any costs, expenses and liabilities which may be incurred as a consequence of any action taken in accordance with this clause; and

10.4.3 the Buyer shall not be obliged to take any such action as may, in the opinion of the Buyer acting reasonably, compromise the commercial interests of the Buyer.

10.5 If the Seller does not request the Buyer or the Company to take action pursuant to clause 10.3 or the Seller fail to indemnify and secure the Buyer or the Company concerned as provided to the Buyer or the Company shall be free to pay or settle the Claim on such terms as they may in their discretion think fit.

11. CONTINGENT LIABILITIES

If any potential Claim arises as a result of a contingent or unquantifiable liability of the Company, the Seller will not be obliged to pay any sum in respect of the potential Claim until the liability either ceases to be contingent or becomes quantifiable.

12. PROVISIONS IN FINANCIAL STATEMENTS, ETC.

In calculating the liability of the Seller in respect of any Claim, the liability of the Seller will be reduced by the amount of any specific provision in the Completion Statement relating to the matter giving rise to the Claim.

13. MISCELLANEOUS

13.1 The Buyer agrees that it shall have no rights or remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

13.2 The Buyer agrees that rescission shall not be available as a remedy for any breach of this agreement and the Buyer shall not be entitled to rescind or terminate this agreement.

Executed as a deed by **LONGWORTH LIMITED** acting by [~~insert name of director~~], a director in the presence of: KEVIN RAE

Director

Signature (Witness)

Print Name R.B LOVEMAN

Address * * *

Occupation MANCHESTER

Executed as a deed by **Lakeland Global Safety, Ltd** acting by Charles D. Roberson , a director in the presence of:

....
Charles D. Roberson, Director

Signature (Witness)

Print Name

Address

Occupation

{H0676804.13}

Executed as a deed by **LONGWORTH LIMITED** acting by [insert name of director], a director in the presence of:

....
Director

Signature (Witness)

Print Name

Address

Occupation

Executed as a deed by **Lakeland Global Safety, Ltd** acting by Charles D. Roberson , a director in the presence of:

....
Charles D. Roberson, Director

Signature (Witness)

Print Name Joshua J. Sletten

Address 1525 Perimeter Pkwy.
Huntsville, AL, USA 35806

Occupation V.P. of Corporate Development